As filed with the Commission on June 21, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOSTAGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	45-5210462
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

84 October Hill Road, Suite 11, Holliston, Massachusetts 01746
(774) 233-7300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Green
Interim Chief Executive Officer, Chairman and Director
84 October Hill Road, Suite 11, Holliston, Massachusetts 01746
(774) 233-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

125 High Street Boston, MA 02110 (617) 345-3000
Chad J. Porter Burns & Levinson LLP 125 High Street Boston, MA 02110 (617) 345-3000	Stephen E. Older David S. Wolpa McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, New York 10020 (212) 548-2100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Non-accelerated filer ☒	Accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED June 21, 2022

Shares

of Common Stock

This is a firm commitment public offering of shares of our common stock, $0.01 par value per share. Prior to this offering, shares of our common stock were quoted on the OTC Markets Group, Inc. OTCQB Marketplace under the symbol “BSTG.”

On June 21, 2022, the last reported sale price for our common stock as reported on the OTCQB Marketplace was $           per share. The actual public offering price per share of Common Stock in this offering will be determined between us and the underwriter at the time of pricing, and may be at a discount to the current market price for our Common Stock. Therefore, the recent market price used throughout this preliminary prospectus, including as an assumed offering price, may not be indicative of the final offering price.

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “BSTG.” No assurance can be given that our application will be approved or that an active trading market for our shares will develop. This offering will only occur if Nasdaq approves the listing of our common stock.

We are a “smaller reporting company” under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

Investing in our common stock involves a high degree of risk. Before buying our shares of common stock, you should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus beginning on page 14 and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$
(1)	Underwriting discounts and commissions do not include the reimbursement of certain expenses of the underwriter we have agreed to pay and certain other compensation. See “Underwriting” for a description of, and additional information regarding, compensation payable to the underwriter.

We have granted a 30-day option to the underwriter to purchase up to      additional shares of common stock solely to cover over-allotments, if any. The underwriter expects to deliver the shares to purchasers on or about        , 2022.

Newbridge Securities Corporation

The date of this prospectus is , 2022

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may provide to you in connection with this offering. Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or in any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

“Biostage, Inc.” the “Biostage” logo and other trademarks, trade names or service marks of Biostage, Inc. appearing in this prospectus are the property of Biostage, Inc. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert their rights thereto.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside the United States.

Market and Industry Data

This prospectus contains estimates and other statistical data made by independent parties relating to our industry and the markets in which we operate, including estimates and statistical data about our market position, market opportunity, the incidence of certain medical conditions and other industry data. These data, to the extent they contain estimates or projections, involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates or projections. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications and reports, based on our industry experience we believe that the publications are reliable, the conclusions contained in the publications and reports are reasonable and the third-party information included in this prospectus and in our estimates is accurate and complete.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” commencing on page [  ] hereof, “Summary Historical Consolidated Financial and Other Data” commencing on page [  ] hereof, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference into this prospectus, before making an investment decision. Some of the statements in this prospectus and in the documents incorporated by reference herein constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated in this prospectus, “Biostage,” “the Company,” “we,” “us” and “our” refer to Biostage, Inc. and, where appropriate, its subsidiaries.

Overview

We are a clinical-stage biotechnology company developing regenerative-medicine treatments for disorders of the gastro-intestinal system and the airway resulting from cancer, trauma or birth defects. Our technology is based on our proprietary cell-therapy platform that uses a patient’s own stem cells to regenerate and restore function to damaged organs. We believe that our technology represents a next-generation solution for restoring organ function because it allows the patient to regenerate their own organ, thus eliminating the need for human donor or animal transplants, the sacrifice of another of the patient’s own organs or permanent artificial implants.

We conducted the world’s first successful regeneration of the esophagus in a patient with esophageal cancer in August 2017. This surgery was performed by Dr. Denis Wigle, Chair of Thoracic Surgery at the Mayo Clinic. The results were published in the Journal of Thoracic Oncology Clinical and Research Reports in August 2021. The procedure demonstrated that our technology was able to successfully regenerate esophageal tissue, including the mucosal lining, to restore the integrity, continuity and functionality of the esophageal tube.

Our technology uses mesenchymal stem cells that are retrieved via biopsy from the patient’s abdominal adipose tissue prior to surgery. These stem cells are isolated, expanded and then implanted on a hollow, tubular polyurethane scaffold. The scaffold is then incubated in a customized bioreactor where the stem cells expand further and begin to adhere to the tubular scaffold. The finished graft is then surgically implanted to replace the resected portion of the damaged organ. Several weeks after surgery, once a conduit has been established, the implanted scaffold is removed. No permanent artificial implant remains in the body.

We are initially targeting regeneration of the organs of the gastro-intestinal tract and the airway, where organ transplants are not medically possible today. Human-donor organ transplants or animal xenotransplants are currently not performed for these organs due to high rates of rejection. Additionally, we believe that our technology and intellectual property will allow us to develop organ-regeneration treatments for other organs.

Based on our successful first-in-human procedure and our preclinical procedures in 45 pigs, the FDA has approved our Investigational New Drug (IND) application to begin a combined phase 1/2 clinical trial for esophageal regeneration. This open-label trial will assess both safety and efficacy in up to ten patients requiring up to a 6cm esophageal replacement for any reason, including cancer, at up to five U.S. hospitals. We intend to initiate this trial in early 2023.

Our Pipeline

We believe our organ-regeneration technology has the potential for broad applications in the field of medicine, for the repair or replacement of diseased or damaged organs. We are initially targeting conditions of the esophagus, including cancer, traumatic injury and birth defects. Additional product candidates in our development pipeline include ones to treat cancer, injury and birth defects of the bronchus. Based on discussions with surgeons familiar with regenerative medicine techniques, we believe that our technology may also be applicable to treating cancer, injury and birth defects in the colon and intestine.

Our Strategy

Our strategy is to develop and advance our pipeline of products, beginning with our lead product for the treatment of esophageal cancer, through clinical development and commercialization. The key elements of our strategy include:

●	Initiate the phase 1/2 clinical trial for our lead product candidate, the BiostageTM Esophageal Implant, for the treatment of severe esophageal disease. Based upon our successful initial case of esophageal regeneration and our animal models, the FDA has approved our Investigational New Drug (IND) application to commence a clinical trial in up to ten patients. We plan to initiate this trial in early 2023.
●	Advance our other pipeline products through clinical development. Based on the establishment of a favorable safety and efficacy profile that we expect to demonstrate in our phase 1/2 clinical trial for regeneration of the esophagus, we intend to initiate a clinical trial for the treatment of esophageal atresia, a rare birth defect. As we build our safety and efficacy data, we plan to initiate clinical trials in other areas including cancer, injury and birth defects in the bronchus.
●	Develop our technology for use in other life-threatening conditions that have a relatively shorter time to market. We believe our technology has broad applications to treat organ failure. We intend to develop products focused on life-threatening conditions where current treatments are ineffective, expensive or both. Many organ failures are orphan diseases, and we have orphan drug designations from the FDA on our product candidates for severe disease in both the esophagus and the trachea. We believe that developing products for such conditions will require smaller clinical trials and an overall less expensive development pathway than developing treatments for less severe conditions.
●	Pursue development pathways in international markets. In addition to the U.S., we intend to pursue regulatory approval for our products in several key international markets, including China, the European Union and the UK. Many of the conditions we are targeting have significantly higher patient populations in foreign countries than in the U.S., thereby making them attractive commercial markets. We intend to engage foreign health regulatory bodies to develop clinical and regulatory strategies to gain international approvals.
●	Collaborate with leading medical and research institutions to develop our products and build awareness. We intend to continue to collaborate with thought-leading medical institutions as we continue clinical development of our products and ultimately reach commercialization. We currently have a co-development initiative with the Mayo Clinic and with the Connecticut Children’s Medical Center. We intend to build additional partnerships and collaborations with leading institutions that we believe will help to drive awareness of our products and increase the likelihood of market adoption.

Our Competitive Strengths

There is currently no product available to surgeons to repair the esophagus when a section has been removed. Hence, our current competition is existing surgical procedures such as gastric pull-up or colonic interposition, rather than an alternative product.

Compared with the current standard of care procedures for esophageal cancer patients, either gastric pull-up or colonic interposition, the Biostage Esophageal Implant offers the following major advantages of use:

●	Patients can avoid the frequently life-threatening complications of either gastric pull up or colonic interpositioning surgery;
●	Autologous stem cells eliminate the risk of immune system rejection;
●	The procedure does not require the sacrifice of the patient’s stomach or colon, as those organs will remain intact and function accordingly;
●	The procedure does not leave a permanent implant or artificial structure in the body as permanent implants can lead to long-term complications, including infection, which can lead to further surgical procedures for removal;
●	Eliminates the need for sutures where the two ends of the esophagus are joined together whereas the sutures are a frequent cause of fluid leaks and infections post surgery; and
●	Patients can return to a reasonable diet after a procedure with the Biostage Esophageal Implant.

We believe that these significant medical advantages will lead to strong demand from patients and doctors for the Biostage Esophageal Implant. Additionally, we believe that it will receive a favorable reimbursement profile from payors and insurance companies when giving consideration of the high cost and complications associated with current procedures.

Our Market

According to the American Cancer Society, every year approximately 20,000 Americans are diagnosed with esophageal cancer and approximately 15,000 of these diagnosed patients die from it. A year after being diagnosed with esophageal cancer, 50% of the patients have died. After five years, 80% of these patients have died. According to the World Health Organization’s International Agency for Research on Cancer, every year, there are more than 600,000 patients diagnosed with esophageal cancer worldwide.

The current treatment for patients with esophageal cancer is removal of the diseased part of the esophagus in a surgical procedure called an esophagectomy. The gap left by the removal of part of the esophagus is then repaired using one of two difficult and expensive surgeries, both of which have significant complications. The first type of surgery is gastric pull-up. In this surgery, the patient’s stomach is reshaped into a tube and pulled up from the abdomen into the chest to connect to the top of the esophagus. With gastric pull-up, the patient no longer has a stomach with which to digest food. In the second type of surgery, termed colonic interposition, a piece of the patient’s bowel is cut out and used to bridge the gap where the diseased esophagus was removed. With colonic interposition, the patient often has insufficient intestine to digest food properly. Both surgical procedures have high rates of complications such as damage to the lungs and infections caused by leakage of stomach acids into the chest. Even with these surgical treatments, esophageal cancer is one of the deadliest forms of cancer.

In addition to cancer, there are other injuries to the esophagus such as fistulas (holes), injuries caused by the accidental ingestion of acids and alkalis, and birth defects. These are all difficult to treat surgically and often have significant long-term complications. We are currently working in collaboration with the Connecticut Children’s Medical Center to develop a Biostage Esophageal Implant to address esophageal atresia, a condition where an infant is born with an esophagus that does not extend completely from the mouth to the stomach. Esophagel atresia is estimated to impact 1,000 children per year in the United States. The current standard of care is a series of surgical procedures where sutures are applied to both ends of the esophagus in an attempt to stretch them and pull them together so they can be surgically connected at a later date. We believe the Biostage Esophageal Implant represents a potentially safer and more effective treatment for these children.We also intend to develop the Biostage Bronchial Implant to treat bronchial cancer, bronchial fistulas (holes), and birth defects in the bronchus. Based on discussions with surgeons in the field, we estimate that approximately 7,000 patients in the U.S. and Europe would be potentially treatable with our technology.

Nasdaq Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “BSTG.” No assurance can be given that our application will be approved or that an active trading market for our shares will develop. This offering will only occur if Nasdaq approves the listing of our common stock.

Summary of Risk Factors

Our business is subject to a number of risks and uncertainties, including those risks discussed at length in the section below titled “Risk Factors.” These risks include, among others, the following:

● Our product candidates are in an early stage of development. If we are unable to develop or market any of our product candidates, our financial condition will be negatively affected, and we may have to curtail or cease our operations.

● We have generated no revenue from commercial operations to date and have an accumulated deficit. We anticipate that we will incur losses for the foreseeable future. We may never achieve or sustain profitability.

● We had previously identified a material weakness in our internal control over financial reporting which has been remediated. This prior material weakness, our discovery of any additional weaknesses, and our inability to achieve and maintain effective internal control over financial reporting, could adversely affect our results of operations, our stock price and investor confidence in our company.

● Our product candidates will subject us to liability exposure.

● The results of our clinical trials or pre-clinical development efforts may not support our product candidates claims or may result in the discovery of adverse side effects.

● Our audited financial statements for the year ended December 31, 2021 contain a going concern qualification. Our financial status creates doubt whether we will continue as a going concern. We will need additional funds in the near future and our operations will be adversely affected if we are unable to obtain needed funding.

● If we fail to obtain, or experience significant delays in obtaining, regulatory approvals in the U.S., China or the E.U. for our product candidates, including those for the esophagus and airways, or are unable to maintain such clearances or approvals for our product candidates, our ability to commercially distribute and market these products would be adversely impacted.

● Even if our product candidates are cleared or approved by regulatory authorities, if we or our suppliers fail to comply with ongoing FDA or other foreign regulatory authority requirements, or if we experience unanticipated problems with our product candidates, these product candidates could be subject to restrictions or withdrawal from the market.

● The COVID-19 pandemic could continue to adversely impact our business, including clinical trials.

● Our principal stockholders hold a significant percentage of our voting power and will be able to exert significant control over us.

Recent Developments

Legal Proceedings and Issuance of Preferred Stock

As previously disclosed, on April 14, 2017, representatives for the estate of an individual plaintiff filed a wrongful death complaint with the Suffolk Superior Court, in the County of Suffolk, Massachusetts, against us and other defendants, including Harvard Bioscience, Inc., or HBIO, the former parent of the Company that spun off the Company in 2013, as well as another third party. The complaint sought payment for an unspecified amount of damages and alleged that the plaintiff sustained terminal injuries allegedly caused by products provided by certain of the named defendants and utilized in connection with surgeries performed by third parties in Europe in 2012 and 2013. This lawsuit relates to our first-generation trachea scaffold technology for which we discontinued development in 2014, and not to our current Biostage Esophageal Implant.

On April 27, 2022, the Company and HBIO entered into a settlement with the plaintiffs, or the Settlement, which resolves all claims relating to the litigation. The Settlement will result in the dismissal with prejudice of the wrongful death claim, and neither we nor HBIO admit any fault or liability in connection with the claim. The Settlement also resolves any and all claims by and between the parties and our products liability insurance carriers, which will result in the dismissal with prejudice of all claims asserted by or against those carriers, the Company and HBIO. However, based on review of the circumstances surrounding the Settlement, we recorded an accrual for the contingency matter of approximately $3.3 million in general and administrative expenses during the year ended December 31, 2021.

In relation to the litigation, we estimate that we will incur an aggregate of approximately $6.0 million of costs, inclusive of the value of our recently issued preferred stock, as described below. This amount includes the cost of both the accrual for this matter of $3.3 million and approximately $2.7 million of legal and related costs incurred by us which consist of attorneys’ fees and advisor and specialist costs as part of our defense in this matter.

We are required to either pay these costs directly or by indemnifying HBIO for the amount of these costs it incurs. Of such amounts, HBIO paid an aggregate amount in excess of $4.0 million. In June 2022, we issued 4,000 shares of Series E Convertible Preferred Stock to HBIO, each with a stated value of $1,000 per share, to satisfy our indemnification obligations with respect to the $4.0 million of costs incurred and paid by HBIO, in lieu of paying cash. These shares of preferred stock will automatically convert into shares of our common stock in connection with the closing of this offering. The number of shares of common stock into which the Series E Convertible Preferred Stock will be converted will be determined by dividing the stated value of each share, or $1,000, plus all accrued and unpaid dividends by the “Offering Conversion Price” and rounding to the nearest whole share number. Dividends are payable quarterly in additional shares of Series E Convertible Preferred Stock at a rate of 8% per annum, accrued daily and compounded quarterly.  The Offering Conversion Price for each share of Series E Convertible Preferred Stock is the price to the public of shares of our common stock in this offering. In addition, as described above, we will continue to pay, or otherwise indemnify HBIO as to its payment thereof, the remaining legal expenses incurred in connection with the litigation, Settlement and related matters. We currently estimate that the remaining aggregate amount of such costs we are obligated to pay is approximately $1.5 million.

Private Placement

On May 12, 2022, we entered into Securities Purchase Agreements, each a Purchase Agreement, with new and existing  investors, or, the Investors, pursuant to which the Investors agreed to purchase in a private placement an aggregate of 854,771 shares of common stock and warrants to purchase 427,390 shares of common stock, subject to adjustment as provided in the warrant agreement, or, the Warrants, for an aggregate purchase price of approximately $5.1 million with a purchase price per unit of $5.92. Each unit consisted of one share of common stock and a warrant to purchase one half of one share of common stock, subject to adjustment, as provided in the Warrants. We received an aggregate of $5.1 million of gross proceeds from the sale of securities under these Purchase Agreements through May 16, 2022.

Our Corporate Information

We were incorporated under the name Harvard Apparatus Regenerative Technology, Inc. under the laws of the State of Delaware on May 3, 2012 by HBIO to provide a means for separating its regenerative medicine business from its other businesses. On March 31, 2016, we changed our name from Harvard Apparatus Regenerative Technology, Inc. to Biostage, Inc. Our executive offices are located at 84 October Hill Road, Suite 11, Holliston. Massachusetts 01746. Our telephone number is (774) 233-7300. Our website address is www.biostage.com. Information contained on, or accessible through, our website shall not be deemed incorporated into and is not a part of this prospectus or the registration statement of which it forms a part. We have included our website in this prospectus solely as an inactive textual reference.

THE OFFERING

Issuer	Biostage, Inc.

Common stock offered:	shares.

Common stock to be outstanding after this offering:	shares (or shares if the underwriters exercise their over-allotment option in full).

Over-allotment option:	We have granted the underwriters a 30-day option to purchase up to additional shares of our common stock at the public offering price to cover over-allotments, if any).

Use of proceeds:	We estimate that the net proceeds to us from this offering will be approximately $ million, or approximately $ million if the underwriters exercise their over-allotment option in full).

We intend to use the net proceeds of this offering for our Phase 1/2 clinical trials, working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors: Lock-up: Underwriter Warrants:

You should read the “Risk Factors” section of this prospectus beginning on page 14 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

We, all of our directors, officers and holders of more than 5% of our outstanding common stock have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our shares of common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 90 days for us, and for 180 days for all of our directors, officers and holders of more than 5% of our outstanding common stock, after the date of this prospectus. See “Underwriting” for more information.

The registration statement of which this prospectus is a part also registers for sale              shares of our common stock issuable upon exercise of a warrant we will issue to the underwriter as a portion of the underwriting compensation payable to the underwriter in connection with this offering. The warrants will be exercisable for a three and one-half year period commencing 180 days following the effective date of the registration statement of which this prospectus is a part at an exercise price equal to 125% of the public offering price of the common stock. Please see “Underwriting — Underwriter’s Warrants” for a description of these warrants.

Proposed Nasdaq trading symbol:	BSTG

Our shares of common stock outstanding after this offering is based on 10,760,871 shares outstanding as of March 31, 2022.

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

● assumes no exercise by the underwriters of their over-allotment option;

● assumes no exercise of the underwriter’s warrants to be issued upon consummation of this offering at an exercise price equal to 125% of the offering price of the common stock;

● includes        shares of common stock issuable upon the automatic conversion of all of our outstanding Series E Convertible Preferred Stock upon the closing of this offering;

● excludes 1,189,782 shares of common stock issuable upon the exercise of outstanding exercisable options at a weighted exercise price of $5.13 per share;

● excludes 1,583,786 shares of common stock issuable upon the exercise of outstanding warrants at a weighted exercise price of $2.16 per share;

● excludes 2,966 shares of common stock reserved for future issuance pursuant to our Employee Stock Purchase Plan, or the ESPP; and

● excludes 2,674,410 shares of common stock reserved for future issuance pursuant to our Amended and Restated Equity Incentive Plan.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth a summary of our historical consolidated financial data as of, and for the period ended on, the dates indicated. We have derived the consolidated statements of operations data for the years ended December 31, 2021 and 2020 and the consolidated balance sheet data as of December 31, 2021 and 2020 from our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. For interim periods, we have derived our consolidated financial data for the three months ended March 31, 2022 and 2021 and the selected balance sheet data as of March 31, 2022 from our unaudited consolidated financial statements and related notes incorporated by reference into this prospectus. The unaudited financial statements were prepared on a basis consistent with our audited financial statements and include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future and our interim results are not necessarily indicative of our expected results for the year ending December 31, 2022. You should read the selected financial data below in conjunction with our publicly available financial data, including our consolidated financial statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference into this prospectus. The summary consolidated financial data in this section are not intended to replace the financial statements and are qualified in their entirety by such financial statements and related notes.

	Three Months Ended		Year Ended
	March 31, (unaudited)		December 31,
	(In thousands, except share and per share data)		(In thousands, except share and per share data)
	2022	2021	2021	2020
Operating expenses:
Research and development	303	473	1,592	2,069
General and administrative	1,902	522	7,044	3,256
Total operating expenses	2,205	995	8,636	5,325

Operating loss	(2,205)	(995)	(8,636)	(5,325)

Other income (expense), net:
Forgiveness of notes payable	—	—	408	—
Sublease income	29	—	29	—
Grant income	—	118	165	447
Change in fair value of warrant liability	—	—	15	16
Other income (expense), net	(1)	3	70	(3)
Total other income, net	28	121	687	460

Net loss	$(2,177)	$(874)	$(7,949)	$(4,865)

Basic and diluted net loss per share	$(0.20)	$(0.09)	$(0.79)	$(0.55)
Weighted average common shares, basic and diluted	10,761,861	9,388,407	10,062,432	8,793,545

	March 31,	December 31,	December 31,
	2022	2021	2020
(in thousands)	(Unaudited)
Cash and restricted cash	$3,828	$1,292	$1,076
Total assets	4,168	1,866	2,076
Accounts payable	1,273	676	31
Accrued and other current liabilities	1,419	800	317
Accrual for contingency matter	3,250	3,250	—
Advance from private placement	3,055	—	—
Total liabilities	9,139	4,895	951
Common Stock	108	108	94
Additional paid-in capital	74,036	73,801	69,991
Accumulated deficit	(79,115)	(76,938)	(68,960)
Total stockholders’ deficit	(4,971)	(3,029)	1,125

RISK FACTORS

Investing in our common stock involves significant risks. Certain factors may have a material adverse effect on our business, financial condition, and results of operations. You should carefully consider the risks and uncertainties described below, in addition to other information contained in this prospectus, including our consolidated financial statements and related notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks actually occurs, our business, financial condition, results of operations, and future prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to Our Financial Position, Need for Capital and Operating Risks

We have generated insignificant revenue to date and have an accumulated deficit. We anticipate that we will incur losses for the foreseeable future. We may never achieve or sustain profitability.

We have generated insignificant revenues to date, and we have generated no revenues from sales of any clinical product candidates, and, as of March 31, 2022, we had an accumulated deficit of approximately $79.1 million. We expect to continue to experience losses in the foreseeable future due to our limited anticipated revenues and significant anticipated expenses. We do not anticipate that we will achieve meaningful revenues for the foreseeable future. In addition, we expect that we will continue to incur significant operating expenses as we continue to focus on additional research and development, preclinical testing, clinical testing and regulatory review and/or approvals of our product candidates and technologies. As a result, we cannot predict when, if ever, we might achieve profitability and cannot be certain that we will be able to sustain profitability, if achieved.

Our product candidates are in an early stage of development. If we are unable to develop or market any of our product candidates, our financial condition will be negatively affected, and we may have to curtail or cease our operations.

We are in the early stage of product development. Investors must evaluate us in light of the uncertainties and complexities affecting an early-stage biotechnology company. Our product candidates require additional research and development, preclinical testing, clinical testing and regulatory review and/or approvals or clearances before marketing. In addition, we may not succeed in developing new products as an alternative to our existing portfolio of product candidates. If we fail to successfully develop and commercialize our product candidates, including our esophageal or airway product candidates, our results of operations and financial condition may be negatively affected, and we may have to curtail or cease our operations.

We have a limited operating history and it is difficult to predict our future growth and operating results.

We have a limited operating history and limited operations and assets. Accordingly, investors should consider our prospects in light of the costs, uncertainties, delays and difficulties encountered by companies in the early stage of development, particularly companies in new and evolving markets, such as bioengineered organ implants, and regenerative medicine. These risks include, but are not limited to, unforeseen capital requirements, delays in obtaining regulatory approvals, failure to gain market acceptance and competition from foreseen and unforeseen sources. As such, our development timelines have been and may continue to be subject to delay that could negatively affect our cash flow and our ability to develop or bring product candidates to market, if at all. Our estimates of patient population are based on published data and analysis of external databases by third parties and are subject to uncertainty and possible future revision as they often require inference or extrapolations from one country to another or one patient condition to another. The effect of any or all of the foregoing could cause a material adverse effect on our business, financial condition or results of operations.

If we fail to retain key personnel and/or attract satisfactory replacements, we may not be able to compete effectively, which would have an adverse effect on our operations.

Our success is highly dependent on the continued services of key management, technical and scientific personnel and collaborators. Our management and other employees may voluntarily terminate their employment at any time upon short notice. In February 2020 our Chief Executive Officer, James McGorry resigned; in July 2019 our Chief Financial Officer, Thomas McNaughton, resigned; and in October 2020, we determined that Peter Chakoutis, our former Vice President of Finance, who had been on a temporary leave of absence for personal reasons, would not be returning to us. The loss of the services of any member of our senior management team, including our Interim Chief Executive Officer, David Green, our President, Hong Yu, our Chief Scientific Officer, Dr. William Fodor, our interim Vice President of Finance, Peter A. Pellegrino Jr., and our other key scientific, technical and management personnel, may significantly delay or prevent the achievement of product development and other business objectives. We can give no assurance that we could find satisfactory replacements for our current and future key scientific and management employees, including recently terminated executives, on terms that would not be unduly expensive or burdensome to us.

If our collaborators do not devote sufficient time and resources to successfully carry out their duties or meet expected deadlines, we may not be able to advance our product candidates in a timely manner or at all.

We are currently collaborating with multiple academic researchers and clinicians at a variety of research and clinical institutions. Our success depends in part on the performance of our collaborators. Some collaborators may not be successful in their research and clinical trials or may not perform their obligations in a timely fashion or in a manner satisfactory to us. Typically, we have limited ability to control the amount of resources or time our collaborators may devote to our programs or potential product candidates that may be developed in collaboration with us. Our collaborators frequently depend on outside sources of funding to conduct or complete research and development, such as grants or other awards. In addition, our academic collaborators may depend on graduate students, medical students, or research assistants to conduct certain work, and such individuals may not be fully trained or experienced in certain areas, or they may elect to discontinue their participation in a particular research program, creating an inability to complete ongoing research in a timely and efficient manner. As a result of these uncertainties, we are unable to control the precise timing and execution of any experiments that may be conducted.

Although we have co-development collaboration arrangements with Mayo Clinic and Connecticut Children’s Medical Center, we do not have formal agreements in place with other collaborators, and most of our collaborators retain the ability to pursue other research, product development or commercial opportunities that may be directly competitive with our programs. If any of our collaborators elect to prioritize or pursue other programs in lieu of ours, we may not be able to advance product development programs in an efficient or effective manner, if at all. If a collaborator is pursuing a competitive program and encounters unexpected financial or capability limitations, they may be motivated to reduce the priority placed on our programs or delay certain activities related to our programs. Any of these developments could harm or slow our product and technology development efforts which could have a material adverse effect on our business, financial condition or results of operations.

Our audited financial statements for the year ended December 31, 2021 contain a going concern qualification. Our financial status creates doubt whether we will continue as a going concern. We will need additional funds in the near future and our operations will be adversely affected if we are unable to obtain needed funding.

We ended March 31, 2022 with approximately $0.7 million of operating cash on-hand. While giving consideration to cash proceeds of approximately $5.1 million received through May 16, 2022 from a private placement from new and existing investors, we will need to raise additional capital in the first quarter of 2023 and beyond to fund operations. If we do not raise additional capital from outside sources during the first quarter of 2023, we may be forced to further curtail or cease our operations. Based on these circumstances, our ability to continue as a going concern is at risk as our independent registered public accounting firm included a “going concern” qualification as to our ability to continue as a going concern in its audit report dated March 31, 2022, included in our Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with SEC on March 31, 2022. Our cash requirements and cash resources will vary significantly depending upon the timing, and the financial and other resources that will be required to complete ongoing development and pre-clinical and clinical testing of our product candidates, regulatory efforts and collaborative arrangements necessary for our product candidates that are currently under development. In addition to development and other costs, we expect to incur capital expenditures from time to time. These capital expenditures will be influenced by our regulatory compliance efforts, our success, if any, at developing collaborative arrangements with strategic partners, our needs for additional facilities and capital equipment and the growth, if any, of our business in general. We will require additional funding to continue our anticipated operations and support our capital and operating needs. We are currently seeking and will continue to seek financings from other existing and/or new investors to raise necessary funds through a combination of public or private equity offerings. We may also pursue debt financings, other financing mechanisms, strategic collaborations and licensing arrangements. We may not be able to obtain additional financing on terms favorable to us, if at all. In addition, general market conditions, Russia’s invasion of Ukraine and attendant economic sanctions, high inflation and rising interest rates on financial markets, as well as the effects of laws and regulations on foreign investment in the United States under the jurisdiction of the Committee on Foreign Investment in the United States (CFIUS), and other agencies and related regulations, including the Foreign Investment Risk Review Modernization Act (FIRRMA), adopted in August 2018, may make it difficult for us to seek financing from the capital markets.

Any additional equity financings could result in significant dilution to our stockholders and possible restrictions on subsequent financings. Debt financing, if available, could result in agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures or paying dividends. Other financing mechanisms may involve selling intellectual property rights, payment of royalties or participation in our revenue or cash flow. In addition, in order to raise additional funds through strategic collaborations or licensing arrangements, we may be required to relinquish certain rights to some or all of our technologies or product candidates. If we cannot raise funds or engage strategic partners on acceptable terms when needed, we may not be able to continue our research and development activities, develop or enhance our product candidates, take advantage of future opportunities, grow our business, respond to competitive pressures or unanticipated requirements, or at worst may be forced to curtail or cease our operations.

We previously identified a material weakness in our internal control over financial reporting that has been remediated. This prior weakness, our discovery of any additional weaknesses, and our inability to achieve and maintain effective internal control over financial reporting, could adversely affect our results of operations, our stock price and investor confidence in our company.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that companies evaluate and report on their systems of internal control over financial reporting. As previously disclosed, we remediated a material weakness that existed as of December 31, 2020 in our internal control over financial reporting resulting from our failure to design or maintain effective internal controls over the timely identification and recording of financial statement adjustments. Specifically, we did not identify, analyze, record, and disclose certain non-routine accounting matters, such as a lease extension and a grant contract, timely and accurately.

While this weakness has been remediated, we may in the future identify additional internal control deficiencies that could rise to the level of a material weakness or uncover errors in financial reporting. During the course of our evaluation, we may identify areas requiring improvement and may be required to design additional enhanced processes and controls to address issues identified through this review. In addition, there can be no assurance that our internal control over financial reporting will be effective as a result of these efforts or that any such future deficiencies identified may not be material weaknesses that would be required to be reported in future periods.

If, as a result of deficiencies in our internal control over financial reporting we cannot provide reliable financial statements, our business decision processes may be adversely affected, our business and results of operations could be harmed, investors could lose confidence in our reported financial information and our ability to obtain additional financing, or additional financing on favorable terms, could be adversely affected. In addition, if we fail to remediate this material weakness and maintain an effective system of internal control over financial reporting, we may not be able to rely on the integrity of our financial results, which could result in inaccurate or late reporting of our financial results, as well as delays or the inability to meet our reporting obligations or to comply with SEC rules and regulations. Any of these could result in delisting actions, result in investigation and sanctions by regulatory authorities, impair our ability to produce accurate financial statements on a timely basis, lead to a restatement of our financial statements and adversely affect our business and the trading price of our common stock.

Public perception of ethical and social issues surrounding the use of cell technology may limit or discourage the use of our technologies, which may reduce the demand for our products and technologies and reduce our revenues.

Our success will depend in part upon our and our collaborators’ ability to develop therapeutic approaches incorporating, or discovered through, the use of cells. If bioengineered organ implant technology is perceived negatively by the public for social, ethical, medical or other reasons, governmental authorities in the U.S. and other countries may call for prohibition of, or limits on, cell-based technologies and other approaches to bioengineering and tissue engineering. Although our product candidates have not, to date, used the more controversial stem cells derived from human embryos or fetuses in the human transplant surgeries using our product candidates, claims that human-derived stem cell technologies are ineffective or unethical may influence public attitudes. The subject of cell and stem cell technologies in general has at times received negative publicity and aroused public debate in the U.S. and some other countries. Ethical and other concerns about such cells could materially harm the market acceptance of our product candidates.

Our products will subject us to liability exposure.

We face an inherent risk of product liability claims, especially with respect to our products that will be used within the human body, including the scaffolds we manufacture. Product liability coverage is expensive and sometimes difficult to obtain, if it can be obtained at all. We may not be able to obtain or maintain insurance at a reasonable cost. We have and in the future may be subject to claims for liabilities for unsuccessful outcomes of surgeries involving our products, which have and may include claims relating to patient suffering and death. We may also be subject to claims for liabilities relating to patients that suffer serious complications or death during or following implantations involving our products, including the patients who had surgeries utilizing our first-generation scaffold device or our bioreactor technology or our esophageal implant, or patients that may have surgeries utilizing any of our products in the future. Our current product liability coverage is $5 million per occurrence and in the aggregate. We will need to increase our insurance coverage if and when we begin commercializing any of our products. There can be no assurance that existing insurance coverage will extend to other products in the future. Any product liability insurance coverage may not be sufficient to satisfy all liabilities resulting from product liability claims. Furthermore, insurance carriers may deny that coverage exists after a claim is made. A successful claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable items, if at all. If claims against us substantially exceed our coverage, then our business could be adversely impacted. Regardless of whether we are ultimately successful in any product liability litigation, such litigation could consume substantial amounts of our financial and managerial resources and could result in, among others:

● significant awards or judgments against us;

● substantial litigation costs;

● injury to our reputation and the reputation of our products;

● withdrawal of clinical trial participants; and

● adverse regulatory action.

Any of these results would substantially harm our business.

If restrictions on reimbursements or other conditions imposed by payers limit our customers’ actual or potential financial returns on our products, our customers may not purchase our products or may reduce their purchases.

Our customers’ willingness to use our products will depend in part on the extent to which coverage for these products is available from government payers, private health insurers and other third-party payers. These payers are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved treatments and products in the fields of biotechnology and regenerative medicine, and coverage and adequate payments may not be available for these treatments and products. In addition, third-party payers may require additional clinical trial data to establish or continue reimbursement coverage. These clinical trials, if required, could take years to complete and could be expensive. There can be no assurance that the payers will agree to continue reimbursement or provide additional coverage based upon these clinical trials. Failure to obtain adequate reimbursement would result in reduced sales of our products, which could have a material adverse effect on our business, financial condition or results of operations.

We depend upon single-source suppliers for the hardware used for our proprietary automatic cell seeder, bioreactor control and acquisition system. The loss of a single source supplier, or future single-source suppliers we may rely on, or their failure to provide us with an adequate supply of their products or services on a timely basis, could adversely affect our business.

We currently have single-source suppliers for certain components that we use for our proprietary automatic cell seeder, bioreactor control and acquisition systems as well as materials used in scaffolds. We may also rely on other single-source suppliers for critical components of our products in the future. If we were unable to acquire hardware or other products or services from applicable single-source suppliers, we could experience a delay in developing and manufacturing our products, which could have a material adverse effect on our business, financial condition or results of operations.

We use and generate hazardous materials in our business and must comply with environmental laws and regulations, which can be expensive.

Our research, development and manufacturing involve the controlled use of hazardous chemicals, and we may incur significant costs as a result of the need to comply with numerous laws and regulations. For example, certain volatile organic laboratory chemicals we use, such as fluorinated hydrocarbons, must be disposed of as hazardous waste. We are subject to laws and regulations enforced by the FDA, foreign health authorities and other regulatory requirements, including the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, and other current and potential federal, state, local and foreign laws and regulations governing the use, manufacturing, storage, handling and disposal of our products, materials used to develop and manufacture our products, and resulting waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, our operations could be interrupted. Further, we could be held liable for any damages that result and any such liability could exceed our resources.

Our products are novel and will require market acceptance.

Even if we receive regulatory approvals for the commercial use of our product candidates, their commercial success will depend upon acceptance by physicians, patients, third party payers such as health insurance companies and other members of the medical community. Market acceptance of our products is also dependent upon our ability to provide acceptable evidence and the perception of the positive characteristics of our products relative to existing or future treatment methods, including their safety, efficacy and/or other positive advantages. If our products fail to gain market acceptance, we may be unable to earn sufficient revenue to continue our business. Market acceptance of, and demand for, any product that we may develop and commercialize will depend on many factors, both within and outside of our control. If our products receive only limited market acceptance, our business, financial condition and results of operations would be materially and adversely affected.

Our long-term growth depends on our ability to develop products for other organs.

Our growth strategy includes expanding the use of our products in treatments pertaining to organs other than the esophagus and airways, such as the lungs, GI tract, and others. These other organs are more complex than the esophagus and airways. There is no assurance that we will be able to successfully apply our technologies to these other more complex organs, which might limit our expected growth.

Our success will depend partly on our ability to operate without infringing on, or misappropriating, the intellectual property or confidentiality rights of others.

We may be sued for infringing on the intellectual property or confidentiality rights of others, including the patent rights, trademarks and trade names and confidential information of third parties. To the extent that any of such claims are valid, if we had utilized, or were to utilize, such patent applications or patents without an agreement from the owner thereof, it could result in infringement of the intellectual property rights of the respective owner. Intellectual property and related litigation is costly and the outcome is uncertain. If we do not prevail in any such intellectual property or related litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity, or obtain a license to or design around the intellectual property or confidential information in question. If we are unable to obtain a required license on acceptable terms or are unable to design around any third-party patent, we may be unable to sell some of our products and services, which could result in reduced revenue.

We may be involved in lawsuits to protect or enforce our patents that would be expensive and time consuming.

In order to protect or enforce our patent and trademark rights, we may initiate litigation against third parties. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings would be costly and may divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits should they occur. An adverse determination of any litigation or defense proceedings could put our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of being rejected and patents not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. Securities analysts or investors may perceive these announcements to be negative, which could cause the market price of our stock to decline.

If we are unable to effectively protect our intellectual property, third parties may use our technology, which would impair our ability to compete in our markets.

Our continued success will depend significantly on our ability to obtain and maintain meaningful patent protection for certain of our products throughout the world. Patent law relating to the scope of claims in the biotechnology, regenerative medicine, and medical device fields in which we operate is still evolving. The degree of future protection for our proprietary rights is uncertain. We may rely on patents to protect a significant part of our intellectual property and to enhance our competitive position. However, our presently pending or future patent applications may not be accepted and patents might not be issued, and any patent previously issued to us may be challenged, invalidated, held unenforceable or circumvented. Furthermore, the claims in patents which have been issued or which may be issued to us in the future may not be sufficiently broad to prevent third parties from producing competing products similar to our products. We may also operate in countries where we do not have patent rights and in those countries we would not have patent protection. We also rely on trademarks and trade names in our business. The laws of various foreign countries in which we compete may not protect our intellectual property to the same extent as do the laws of the U.S. If we fail to obtain adequate patent protection for our proprietary technology, our ability to be commercially competitive could be materially impaired. It is also possible that our intellectual property may be stolen via cyber-attacks or similar methods.

In addition to patent protection, we also rely on protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade-secrets and proprietary information, we generally seek to enter into confidentiality agreements with our employees, consultants and strategic partners upon the commencement of a relationship. However, we may not be able to obtain these agreements in all circumstances in part due to local regulations. In the event of unauthorized use or disclosure of this information, these agreements, even if obtained, may not provide meaningful protection for our trade-secrets or other confidential information. In addition, adequate remedies may not exist in the event of unauthorized use or disclosure of this information. The loss or exposure of our trade secrets and other proprietary information would impair our competitive advantages and could have a materially adverse effect on our operating results, financial condition and future growth prospects.

Our competitors and potential competitors may have greater resources than we have and may develop products and technologies that are more effective or commercially attractive than our products and technologies or may develop competing relationships with our key collaborators.

We expect to compete with multiple pharmaceutical, biotechnology, medical device and scientific research product companies. In addition, there are many academic and clinical centers that are developing bioengineered or regenerative organ technologies that may one day become competitors for us. Many of our competitors and potential competitors have substantially greater financial, technological, research and development, marketing, and personnel resources than we do. We cannot, with any accuracy, forecast when or if these companies are likely to bring bioengineered organ or regenerative medicine products to market for indications that we are also pursuing. Many of these potential competitors may be further along in the process of product development and also operate large, company-funded research and development programs.

We expect that other products will compete with our current and future products based on efficacy, safety, cost, and intellectual property positions. While we believe that these will be the primary competitive factors, other factors include obtaining marketing exclusivity under certain regulations, availability of supply, manufacturing, marketing and sales expertise and capability, and reimbursement coverage. Our competitors may develop or market products that are more effective or commercially attractive than our current or future products and may also develop competing relationships with our key collaborators. In addition, we may face competition from new entrants into the field. We may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully in the future. The effects of any such actions of our competitors may have a materially adverse effect on our business, operating results and financial condition.

If we do not successfully manage our growth, our business goals may not be achieved.

To manage growth, we will be required to continue to improve existing, and implement additional, operational and financial systems, procedures and controls, and hire, train and manage additional employees. Our current and planned personnel, systems, procedures and controls may not be adequate to support our anticipated growth and we may not be able to hire, train, retain, motivate and manage required personnel. Competition for qualified personnel in the biotechnology and regenerative medicine area is intense, and we operate or plan to operate in geographic locations where labor markets are particularly competitive, including Boston, Massachusetts, where demand for personnel with these skills is extremely high and is likely to remain high. As a result, competition for qualified personnel is intense and the process of hiring suitably qualified personnel is often lengthy and expensive, and may become more expensive in the future. If we are unable to hire and retain a sufficient number of qualified employees or otherwise manage our growth effectively, our ability to conduct and expand our business could be seriously reduced.

Risks Associated with Clinical Trials and Pre-Clinical Development

The results of our clinical trials or pre-clinical development efforts may not support our product claims or may result in the discovery of adverse side effects.

Even if our pre-clinical development efforts or clinical trials are completed as planned, we cannot be certain that their results will support our product claims or that the FDA, foreign regulatory authorities or notified bodies will agree with our conclusions regarding them. Although we have obtained some positive results from the use of our scaffolds and bioreactors for esophageal and trachea implants performed to date, we also discovered that our first-generation trachea product design encountered certain body response issues that we have sought to resolve with our ongoing development of our implant design. We cannot be certain that our implant design or any future modifications or improvements with respect thereto will support our claims, and any such developments may result in the discovery of further adverse side effects. We also may not see positive results when our product candidates undergo clinical testing in humans in the future. Success in pre-clinical studies and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the later trials will replicate the results of prior trials and pre-clinical studies. Our pre-clinical development efforts and any clinical trial process may fail to demonstrate that our product candidates are safe and effective for the proposed indicated uses, which could cause us to abandon a product candidate and may delay development of others. Also, patients receiving surgeries using our product candidates under compassionate use or in clinical trials may experience significant adverse events following the surgeries, including serious health complications or death, which may or may not be related to materials provided by us. In 2017, the Biostage Esophageal Implant candidate was used in a human surgery at Mayo Clinic via an FDA-approved single-use expanded access application. In 2013 and 2014 we had provided a previous generation trachea scaffold device that was used in implants in human patients under compassionate use. To date, we believe that at least four of the six patients who received those tracheal implants have died. While we believe that none of those patients died because of a failure of the applicable device, these and any other such events have and may cause or contribute to the delay or termination of our clinical trials or pre-clinical development efforts. Any delay or termination of our pre-clinical development efforts or clinical trials will delay the filing of our product submissions and, ultimately, our ability to commercialize our products and generate revenues. It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the product candidate’s profile.

Regulatory approval delays due to COVID-19

COVID-19 may impede clinical trials and slow down regulatory actions. It could adversely affect the entire clinical trial spectrum from enrollment to data analysis. Assuming patients enroll, clinical trials may face disruptions to protocol schedules for treatment and follow-up visits. Reports from Europe have noted overwhelmed facilities where all non-critical visits have been postponed or canceled. Many U.S. hospitals have followed suit to limit exposure and allow for care of COVID-19 patients. Deviations from trial protocols could present challenges when it comes time to analyze the related data set. Some clinics may stop allowing clinical trial monitors on site. Without reconciling the data, we may be unable to "lock" the trial database, an essential step that precedes the analysis of the data.

We rely on regular interaction and guidance from the FDA and other regional/country regulatory authorities/agencies to plan research and development activities across all stages. Due to the COVID-19 pandemic, the FDA and worldwide regulatory authorities have a great deal of resources dedicated to COVID-19 related matters, resulting in disruption in their ability to fully support the regulatory clearance/approval processes. As resources continue to be diverted, regulatory clearances/approvals may continue to be delayed, until the pandemic is under control. Therefore, delays with approvals, clearances, inspections, and meetings that are currently being experienced may continue for the foreseeable future. Postponement of these interactions could delay us from bringing our product candidates to market.

Clinical trials necessary to support a biological product license or other marketing authorization for our product candidates will be expensive and will require the enrollment of sufficient patients to adequately demonstrate safety and efficacy for the product’s target populations. Suitable patients may be difficult to identify and recruit. Delays or failures in our clinical trials will prevent us from commercializing any products and will adversely affect our business, operating results and prospects.

In the U.S., initiating and completing clinical trials necessary to support Biological License Applications, or BLAs, will be time consuming, expensive and the outcome uncertain. Moreover, the FDA may not agree that clinical trial results support an application for the indications sought in the application for the product. In other jurisdictions such as the E.U., the conduct of extensive and expensive clinical trials may also be required in order to demonstrate the quality, safety and efficacy of our product candidates, depending on each specific product candidate, the claims being studied, and the target condition or disease. The outcome of these clinical trials, which can be expensive and are heavily regulated, will also be uncertain. Moreover, the results of early clinical trials are not necessarily predictive of future results, and any product candidate we advance into clinical trials following initial positive results in early clinical trials may not have favorable results in later clinical trials.

Conducting successful clinical trials will require the enrollment of a sufficient number of patients to support each trial’s claims, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient participation and follow-up depends on many factors, including the size of the patient population, the nature of the trial protocol, the attractiveness of, or the discomfort and risks associated with, the treatments received by enrolled subjects, the availability of appropriate clinical trial investigators, support staff, and proximity of patients to clinical sites and ability to comply with the eligibility and exclusion criteria for participation in the clinical trial and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and effectiveness of our product candidates, or if they determine that the treatments received under the trial protocols are not attractive or involve unacceptable risks or discomfort. Also, patients may not participate in our clinical trials if they choose to participate in contemporaneous clinical trials of competitive products. In addition, patients participating in clinical trials may die before completion of the trial or suffer adverse medical events unrelated to investigational products.

Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy are required and we may not adequately develop such protocols to support clearance and approval. Further, the FDA and foreign regulatory authorities may require us to submit data on a greater number of patients than we originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis applicable to our clinical trials. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays in the approval and attempted commercialization of our products or result in the failure of the clinical trial. In addition, despite considerable time and expense invested in our clinical trials, the FDA and foreign regulatory authorities may not consider our data adequate to demonstrate safety and efficacy. Although FDA regulations allow submission of data from clinical trials outside the U.S., there can be no assurance that such data will be accepted or that the FDA will not apply closer scrutiny to such data. Increased costs and delays necessary to generate appropriate data, or failures in clinical trials could adversely affect our business, operating results and prospects.

If the third parties on which we rely to conduct our clinical trials and to assist us with pre-clinical development do not perform as contractually-required or expected, we may not be able to obtain regulatory approval for or commercialize our product candidates.

We do not have the ability to independently conduct our pre-clinical and clinical trials for our product candidates and we must rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories to conduct, or assist us in conducting, such trials, including data collection and analysis. We do not have direct control over such third parties’ personnel or operations. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or any regulatory requirements, or for other reasons, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to seek or obtain regulatory approval for, or successfully commercialize, our product candidates on a timely basis, if at all. Our business, operating results and prospects may also be adversely affected. Furthermore, any third-party clinical trial investigators pertaining to our product candidates may be delayed in conducting our clinical trials for reasons outside of their control.

Risks Associated with Regulatory Approvals

If we fail to obtain, or experience significant delays in obtaining, regulatory approvals in the U.S., China or the E.U. for our products, including those for the esophagus and airways, or are unable to maintain such clearances or approvals for our products, our ability to commercially distribute and market these products would be adversely impacted.

We currently do not have regulatory approval to market any of our implant product candidates, including those for the esophagus, or trachea and bronchus. Our product candidates are subject to rigorous regulation by the FDA, and numerous other federal and state governmental authorities in the U.S., as well as foreign governmental authorities. In the U.S., the FDA permits commercial distribution of new medical products only after approval of a Premarket Approval, or PMA, New Drug Application, or NDA, or BLA, unless the product is specifically exempt from those requirements. A PMA, NDA or BLA must be supported by extensive data, including, but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA’s satisfaction the safety and efficacy of the product for its intended use. There are similar approval processes in China, the E.U. and other foreign jurisdictions. Our failure to receive or obtain such clearances or approvals on a timely basis or at all would have an adverse effect on our results of operations.

The first bioengineered trachea implant approved in the U.S. using our first-generation trachea scaffold in an implant was approved under the IND pathway through the FDA’s Center for Biologics Evaluation and Research, or CBER, for a single compassionate use. Such initial U.S. surgery was led by Professor Paolo Macchiarini, M.D., a surgeon pioneering tracheal replacement techniques. Dr. Macchiarini was not employed or affiliated with our company, and we did not pay him any compensation or consulting fees. In June 2014, we ceased support of any human surgeries with Dr. Macchiarini. Since the time we withdrew from involvement with Dr. Macchiarini, allegations that Dr. Macchiarini had failed to obtain informed consent and accurately report patient conditions, among other things, for surgeries performed at the Karolinska Institutet in Stockholm, Sweden, were made public.

The Karolinska Institutet investigated the allegations and concluded that while in some instances Dr. Macchiarini did act without due care, his actions did not qualify as scientific misconduct. Subsequent to this investigation, further negative publicity and claims continued to be released questioning the conduct of Dr. Macchiarini, the Karolinska Institutet, the Krasnodar Regional Hospital in Krasnodar, Russia as well as our company relating to surgeries performed by Dr. Macchiarini and other surgeons at such facilities. In February 2015, the Karolinska Institutet announced that it would conduct an additional investigation into the allegations made about Dr. Macchiarini and the Karolinska Institutet’s response and actions in the earlier investigation. In March 2015, the Karolinska Institutet announced that it was terminating Dr. Macchiarini’s employment, and in December 2016 the Karolinska Institutet found Dr. Macchiarini, along with three co-authors, guilty of scientific misconduct. In May 2022, Dr. Macchiarini was tried in Solna District Court in Sweden for aggravated assault against three patients treated at the Karolinska University Hospital. On June 16, 2022, Dr. Macchiarini

was was acquitted in two of these cases and in the third was found guilty of causing bodily harm to the patient and was given a suspended sentence for two years. These allegations, the results of the investigation, trial and any further actions that may be taken in connection with these matters, have and may continue to harm the perception of our product candidates or company and make it difficult to recruit patients for any clinical trials, which could have a material adverse effect on our business, financial condition or results of operations.

The FDA has informed us that the Biostage Esophageal Implant would be viewed by the FDA as a combination product comprised of a biologic, or cells, and a medical device component. Nevertheless, we cannot be certain how the FDA will regulate our products. The FDA may require us to obtain marketing clearance and approval from multiple FDA centers. The review of combination products is often more complex and more time consuming than the review of products under the jurisdiction of only one center within the FDA.

While the FDA has informed us that the Biostage Esophageal Implant would be regulated by the FDA as a combination product, we cannot be certain that any of our other products would also be regulated by the FDA as a combination product. For a combination product, the Office of Combination Products, or OCP, within FDA can determine which center or centers within the FDA will review the product and under what legal authority the product will be reviewed. Generally, the center within the FDA that has the primary role in regulating a combination product is determined based on the primary mode of action of the product. Generally, if the primary mode of action is as a device, the FDA’s Center for Devices and Radiological Health, or CDRH, takes the lead. Alternatively, if the primary mode of action is cellular, then the CBER takes the lead. On October 18, 2016, we also received written confirmation from the CBER that the FDA intends to regulate the Biostage Esophageal Implant as a combination product under the primary jurisdiction of CBER. We further understand that CBER may choose to consult or collaborate with CDRH with respect to the characteristics of the synthetic scaffold component of our product based on CBER’s determination of need for such assistance.

The process of obtaining FDA marketing approval is lengthy, expensive, and uncertain, and we cannot be certain that our product candidates, including product candidates pertaining to the esophagus, airways, or otherwise, will be cleared or approved in a timely fashion, or at all. In addition, the review of combination products is often more complex and can be more time consuming than the review of a product under the jurisdiction of only one center within the FDA.

We cannot be certain that the FDA will not elect to have our combination product candidates reviewed and regulated by only one FDA center and/or different legal authority, in which case the path to regulatory approval would be different and could be more lengthy and costly.

If the FDA does not approve or clear our products in a timely fashion, or at all, our business, financial condition or results of operations will be adversely affected.

In the E.U., our esophagus product candidate will likely be regulated as a combined advanced therapy medicinal product and our other product candidates, including for the trachea or bronchus, may also be viewed as advanced therapy medicinal products, which could delay approvals and clearances and increase costs of obtaining such approvals and clearances.

On May 28, 2014, we received notice from the European Medicines Agency, or EMA, that our first-generation trachea product candidate would be regulated as a combined advanced therapy medicinal product. While we have not had any formal interaction with the EMA with respect to our Biostage Esophageal Implant, we believe that such implant technology would likely be regulated as a combined advanced therapy medicinal product. In the event of such classification, it would be necessary to seek a marketing authorization for these products granted by the European Commission before being marketed in the E.U.

Other products we may develop, including any products pertaining to the airways or otherwise, may similarly be regulated as advanced therapy medicinal products or combined advanced therapy medicinal products. The regulatory procedures leading to marketing approval of our products vary among jurisdictions and can involve substantial additional testing. Compliance with the FDA requirements does not ensure clearance or approval in other jurisdictions, and the ability to legally market our products in any one foreign country does not ensure clearance, or approval by regulatory authorities in other foreign jurisdictions. The foreign regulatory process leading to the marketing of the products may include all of the risks associated with obtaining FDA approval in addition to other risks. In addition, the time required to comply with foreign regulations and market products may differ from that required to obtain FDA approval, and we may not obtain foreign approval or clearance on a timely basis, if at all.

Risk Associated with Product Marketing

Even if our products are cleared or approved by regulatory authorities, if we or our suppliers fail to comply with ongoing FDA or other foreign regulatory authority requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Any product for which we obtain clearance or approval in the U.S., China, or Europe, and the manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for such product, will be subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory authorities or notified bodies. In particular, we and our suppliers are required to comply with the FDA’s Quality System Regulations, or QSR, and current Good Manufacturing Practices, or cGMP, for our medical products, and International Standards Organization, or ISO, regulations for the manufacture of our products and other regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product for which we obtain clearance or approval. Manufacturing may also be subject to controls by the FDA for parts of the system or combination products that the FDA may find are controlled by the biologics regulations. Equivalent regulatory obligations apply in foreign jurisdictions. Regulatory authorities, such as the FDA, China’s National Medical Products Administration, the competent authorities of the E.U. Member States, the EMA and notified bodies, enforce the QSR, cGMP and other applicable regulations in the U.S. and in foreign jurisdictions through periodic inspections. The failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA and other regulatory authorities or notified bodies in the U.S. or in foreign jurisdictions, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in, among other things, any of the following enforcement actions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;
●	unanticipated expenditures to address or defend such actions;
●	customer notifications for repair, replacement, or refunds;
●	recall, detention or seizure of our products;
●	operating restrictions or partial suspension or total shutdown of production;
●	withdrawing BLA or NDA approvals that have already been granted;
●	withdrawal of the marketing authorization granted by the European Commission or delay in obtaining such marketing authorization;
●	withdrawal of the CE Certificates of Conformity granted by the notified body or delay in obtaining these certificates;
●	refusal to grant export approval for our products; and
●	criminal prosecution.

The occurrence of any of these events could have a material adverse effect on our business, financial condition or results of operations

Post-market enforcement actions can generate adverse commercial consequences.

Even if regulatory approval of a product is granted, such clearance or approval may be subject to limitations on the intended uses for which the product may be marketed and reduce our potential to successfully commercialize the product and generate revenue from the product. If the FDA or a foreign regulatory authority determines that our promotional materials, labeling, training or other marketing or educational activities constitute promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical products reporting requirements, including the reporting of adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as QSR, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, a requirement to repair, replace or refund the cost of any medical device we manufacture or distribute, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties which would adversely affect our business, operating results and prospects.

Risks Related to Our Separation from HBIO

We may have received better terms from unaffiliated third parties than the terms we received in our agreements with HBIO.

The agreements related to the Separation, including the separation and distribution agreement, tax sharing agreement, transition services agreement and the other agreements, were negotiated in the context of the Separation while we were still part of HBIO and, accordingly, may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. The terms of the agreements we negotiated in the context of the Separation related to, among other things, allocation of assets, liabilities, rights, indemnifications and other obligations among HBIO and us. We may have received better terms from third parties because third parties may have competed with each other to win our business.

Third parties may seek to hold us responsible for liabilities of HBIO that we did not assume in our agreements.

In connection with the Separation, HBIO has generally agreed to retain all liabilities that did not historically arise from our business. Third parties may seek to hold us responsible for HBIO’s retained liabilities. Under our agreements with HBIO, HBIO has agreed to indemnify us for claims and losses relating to these retained liabilities. However, if those liabilities are significant and we are ultimately liable for them, we cannot assure you that we will be able to recover the full amount of our losses from HBIO, which could have a material adverse effect on our business, financial condition or results of operations.

Any disputes that arise between us and HBIO with respect to our past and ongoing relationships could harm our business operations.

Disputes may arise between HBIO and us in a number of areas relating to our past and ongoing relationships, including:

●	intellectual property, technology and business matters, including failure to make required technology transfers and failure to comply with non-compete provisions applicable to HBIO and us;
●	labor, tax, employee benefit, indemnification and other matters arising from the Separation;
●	distribution and supply obligations;
●	employee retention and recruiting;
●	business combinations involving us;
●	sales or distributions by Harvard HBIO of all or any portion of its ownership interest in us; and
●	business opportunities that may be attractive to both HBIO and us.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with a different party.

Risks Relating to Our Common Stock and this Offering

Our stock price may be volatile and you may not be able to resell shares of our common stock at or above the price you paid.

The trading price of our common stock following this offering could be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include those discussed in this “Risk Factors” section of this prospectus and others such as:

●	the success and costs of preclinical and clinical testing and obtaining regulatory approvals or clearances for our products;
●	the success or failure of surgeries and procedures involving the use our products;
●	a shift in our investor base;
●	our quarterly or annual results of operations, or those of other companies in our industry;
●	actual or anticipated fluctuations in our operating results due to factors related to our business;
●	changes in accounting standards, policies, guidance, interpretations or principles;
●	announcements by us or our competitors of significant acquisitions, dispositions or intellectual property developments or issuances;
●	the failure of securities analysts to cover our common stock;
●	changes in earnings estimates by securities analysts or our ability to meet those estimates;
●	the operating and stock price performance of other comparable companies; our issuance of equity, debt or other financing instruments;
●	overall market fluctuations; and
●	general macroeconomic conditions.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Our principal stockholders hold a significant percentage of our voting power and will be able to exert significant control over us.

The stockholders who purchased shares of our common stock and related warrants pursuant to a Securities Purchase Agreement dated December 27, 2017 collectively hold shares of common stock that represent approximately 32% of all outstanding voting power prior to the closing of this Offering, and as such may significantly influence the results of matters voted on by our shareholders. The interests of these stockholders may conflict with your interests. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in companies with controlling stockholders.

A trading market that will provide you with adequate liquidity may not develop for our common stock , and you may not be able to resell your common stock at or above the public offering price.

The current public market for our common stock has limited trading volume and liquidity. We cannot predict the extent to which investor interest in our company will lead to the development of a more active trading market in our common stock, or how liquid that market might be. Although we have applied to have our common stock listed on the Nasdaq Capital Market, an active public market for our shares may not develop or be sustained after this offering. We and the underwriter will determine the initial public offering price of our common stock through negotiation. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell our shares following this offering. In addition, an active trading market may not develop following the consummation of this offering or, if it is developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other product candidates, businesses or technologies using our shares as consideration.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our common stock before giving effect to this offering. Accordingly, if you purchase our common stock in this offering, you will incur immediate substantial dilution of approximately $      per share, based on an assumed public offering price of $      per share, the last reported sale price of our common stock on the OTCQB Marketplace on        , 2022, our pro forma as adjusted net tangible book value as of March 31, 2022. In addition, following this offering, purchasers in this offering will have contributed approximately    % of the total gross consideration paid by stockholders to us to purchase shares of our common stock through               , but will own only approximately    % of the shares of common stock outstanding immediately after this offering. Furthermore, if the underwriters exercise their option to purchase additional shares or outstanding options are exercised, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section titled “Dilution.”

Our revenues, operating results and cash flows may fluctuate in future periods and we may fail to meet investor expectations, which may cause the price of our common stock to decline.

Variations in our quarterly and year-end operating results are difficult to predict and may fluctuate significantly from period to period. If our revenues or operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially, which could have a material advese effect on our ability to raise additional capital, to use our stock as consideration for future acquisitions or for compensation of our employees and could result in a delisting of our common stock from The Nasdaq Capital Market. In addition to the other factors discussed under these “Risk Factors,” specific factors that may cause fluctuations in our operating results include:

●	demand and pricing for our products;
●	government or private healthcare reimbursement policies;
●	adverse events or publicity related to our products, our research or investigations, or our collaborators or other partners;
●	physician and patient acceptance of any of our current or future products;
●	manufacturing stoppages or delays;
●	the failure to maintain our Nasdaq listing or failure of securities analysts to cover our common stock after the offering;
●	introduction of competing products or technologies;
●	our operating expenses which fluctuate due to growth of our business; and
●	timing and size of any new product or technology acquisitions we may complete.

Substantial sales of common stock have and may continue to occur, or may be anticipated, which have and could continue to cause our stock price to decline.

We expect that we will seek to raise additional capital from time to time in the future, which may involve the issuance of additional shares of common stock, or securities convertible into or exercisable for common stock. The purchasers of the shares of common stock and warrants to purchase shares of common stock from our public offerings and private placements may sell significant quantities of our common stock in the market, which may cause a decline in the price of our common stock. Further, we cannot predict the effect, if any, that any additional market sales of common stock, or anticipation of such sales, or the availability of those shares of common stock for sale will have on the market price of our common stock. Any future sales of significant amounts of our common stock, or the perception in the market that this will occur, may result in a decline in the price of our common stock.

Your percentage ownership will be diluted in the future.

Your percentage ownership will be diluted in the future because of equity awards that we expect will be granted to our directors, officers and employees, as well as shares of common stock, or securities convertible into common stock, we issue in connection with future capital raising or strategic transactions. Our Amended and Restated Equity Incentive Plan provides for the grant of equity-based awards, including restricted stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards to our directors, officers and other employees, advisors and consultants. The issuance of any shares of our stock would dilute the proportionate ownership and voting power of existing security holders.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. Based upon the number of shares outstanding as of          , 2022, including            shares of our common stock issuable upon conversion of our Series E Preferred Stock (assuming a public offering price of $      per share, the last reported sale price of our common stock on the OTCQB Marketplace on          , 2022),  1,888,622 shares of common stock upon the assumed exercise of warrents we will have outstanding a total of              shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares. Of these shares, substantially all of the shares of our common stock sold in this offering, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable, without restriction, in the public market immediately following this offering.

The lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus. Based upon the number of shares outstanding as of        , 2022 plus          shares of our common stock issuable upon conversion of our Series E Preferred Stock (assuming a public offering price of $      per share, the last reported sale price of our common stock on the OTCQB Marketplace on      , 2022), 1,888,622 shares of common stock upon the assumed exercise of all outstanding warrants, after the lock-up agreements expire, up to approximately         additional shares of common stock will be eligible for sale in the public market, approximately          of which shares are held by directors, executive officers and other affiliates and will be subject to Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. Newbridge Securities Corporation may, however, in their sole discretion, permit our officers, directors and other stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We currently expect to use the net proceeds from this offering to fund research and development of our product candidates and development programs, including our planned clinical trial for our first esophageal product candidate, the Biostage Esophageal Implant, and the remainder for our other research and development activities, as well as for working capital and other general corporate purposes. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

Provisions of Delaware law, of our amended and restated charter and amended and restated bylaws may make a takeover more difficult, which could cause our stock price to decline.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt, which is opposed by management and the Board of Directors. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. We have a staggered Board of Directors that makes it difficult for stockholders to change the composition of the Board of Directors in any one year. Any removal of directors will require a super-majority vote of the holders of at least 75% of the outstanding shares entitled to be cast on the election of directors which may discourage a third party from making a tender offer or otherwise attempting to obtain control of us. These anti-takeover provisions could substantially impede the ability of public stockholders to change our management and Board of Directors. Such provisions may also limit the price that investors might be willing to pay for shares of our common stock in the future.

Any issuance of preferred stock in the future may dilute the rights of our common stockholders.

Our Board of Directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, privileges and other terms of these shares. Our Board of Directors is empowered to exercise this authority without any further approval of stockholders. The rights of the holders of common stock may be adversely affected by the rights of future holders of preferred stock.

We have in the past issued, and we may at any time in the future issue, additional shares of authorized preferred stock. For example, in our December 2017 private placement transaction, we authorized 12,000 shares of Series D convertible preferred stock, of which we issued 3,108 shares, all of which have been converted into shares of common stock, and in June of 2022 we also issued 4,000 shares of Series E convertible preferred stock, all of which will automatically convert into shares of common stock in connection with the closing of this Offering.

We do not intend to pay cash dividends on our common stock.

Currently, we do not anticipate paying any cash dividends to holders of our common stock. As a result, capital appreciation, if any, of our common stock will be a stockholder’s sole source of gain.

Participation in this offering by our existing stockholders and/or their affiliated entities may reduce the public float for our common stock.

To the extent certain of our existing stockholders and their affiliated entities participate in this offering, such purchases would reduce the non-affiliate public float of our shares, meaning the number of shares of our common stock that are not held by officers, directors and controlling stockholders. A reduction in the public float could reduce the number of shares that are available to be traded at any given time, thereby adversely impacting the liquidity of our common stock and depressing the price at which you may be able to sell shares of common stock purchased in this offering.

General Risk Factors

Impact of COVID-19, Supply Chain Disruptions and Other Matters

The impact of the COVID-19 outbreak has subsided substantially in the U.S. but continues to result in reduced activity levels outside of the U.S., such as continued restrictions on travel and business operations and advising or requiring individuals to limit or forego their time outside of their homes or places of business. In response to the global supply chain instability and inflationary cost increases, we have taken action to minimize, as much as possible, any potential adverse impacts by working with our suppliers to monitor the availability of raw material components (e.g., polymers and organic solvents), lead times, and freight carrier availability. We expect global supply chain instability will continue to have an impact on our business, but to date that has not been material to our financial performance or the development of our products. The consequences of the pandemic, global supply chain instability and inflationary cost increases and their adverse impact to the global economy, continue to evolve. Accordingly, the significance of the future impact to our business, financial condition and results of operations remains subject to significant uncertainty.

We are subject to new U.S. foreign investment regulations, which may impose additional burdens on or may limit certain investors’ ability to purchase our common stock, potentially making our common stock less attractive to investors, and may also impact our ability to generate revenues outside of the U.S.

In October 2018, the U.S. Department of Treasury announced a pilot program to implement part of the FIRRMA, effective November 10, 2018. The pilot program expands the jurisdiction of CFIUS to include certain direct or indirect foreign investments in a defined category of U.S. companies, which may include companies such as Biostage in the biotechnology industry. Among other things, FIRRMA empowers CFIUS to require certain foreign investors to make mandatory filings and permits CFIUS to charge filing fees related to such filings. Such filings are subject to review by CFIUS. Any such restrictions on the ability to purchase shares of our common stock may have the effect of delaying or deterring any particular investment and could also affect the price that some investors are willing to pay for our common stock. In addition, such restrictions could also limit the opportunity for our stockholders to receive a premium for their shares of our common stock in relation to any potential change in control.

We intend to generate significant revenues outside the U.S., including in China and the E.U. Restrictions, such as those related to CFIUS, not only affect foreign ownership and investments, but also the transfer or licensing of technology from the U.S. into certain foreign markets, including China. Such restrictions, including to the extent they block strategic transactions that might otherwise be in shareholders’ interests, may materially and adversely affect our ability to generate revenues in those foreign markets and the results of our operations.

If we incur higher costs as a result of trade policies, treaties, government regulations or tariffs, it could have a materially adverse effect on our business, financial condition or results of operations.

There is currently significant uncertainty about the future relationship between the United States and China, including with respect to trade policies, treaties, government regulations and tariffs. The United States has called for substantial changes to U.S. foreign trade policy including greater restrictions on international trade and significant increases in tariffs on goods imported into the U.S. Under the current status, we do not expect that this tariff will significantly impact any Biostage products and thus the tariff should not have a materially adverse effect on our business, financial condition or results of operations. We are unable to predict whether or when additional tariffs will be imposed or the impact of any such future tariff increases.

We are exposed to a variety of risks relating to our international sales and operations, including fluctuations in exchange rates, local economic conditions and delays in collection of accounts receivable.

We intend to generate significant revenues outside the U.S. in multiple foreign currencies including Chinese Renminbi, Euros, British pounds, and in U.S. dollar-denominated transactions conducted with customers who generate revenue in currencies other than the U.S. dollar. For those foreign customers who purchase our products in U.S. dollars, currency fluctuations between the U.S. dollar and the currencies in which those customers do business may have a negative impact on the demand for our products in foreign countries where the U.S. dollar has increased in value compared to the local currency.

Since we may have vendors and customers outside the U.S. and we may generate revenues and incur operating expenses in multiple foreign currencies, we will experience currency exchange risk with respect to any foreign currency-denominated revenues and expenses. We cannot predict the consolidated effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposure and the potential volatility of currency exchange rates. Our international activities subject us to laws regarding sanctioned countries, entities and persons, customs, import-export, laws regarding transactions in foreign countries, the U.S. Foreign Corrupt Practices Act and local anti-bribery and other laws regarding interactions with healthcare professionals. Among other things, these laws restrict, and in some cases prohibit, U.S. companies from directly or indirectly selling goods, technology or services to people or entities in certain countries. In addition, these laws require that we exercise care in structuring our sales and marketing practices in foreign countries.

Local economic conditions, legal, regulatory or political considerations, disruptions from strikes, the effectiveness of our sales representatives and distributors, local competition and changes in local medical practice could also affect our sales to foreign markets. Relationships with customers and effective terms of sale frequently vary by country, often with longer-term receivables than are typical in the U.S.

Comprehensive tax reform legislation could adversely affect our business and financial condition.

In December 2017, the U.S. government enacted the Tax Cuts and Jobs Act of 2017, or TCJA, which significantly reforms the Internal Revenue Code of 1986, as amended. The TCJA, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, effective January 1, 2018; limitation of the tax deduction for interest expense; limitation of the deduction for net operating losses and elimination of net operating loss carrybacks, in each case, for losses arising in taxable years beginning after December 31, 2017 (though any such tax losses may be carried forward indefinitely); and modifying or repealing many business deductions and credits, including reducing the business tax credit for certain clinical testing expenses incurred in the testing of certain drugs for rare diseases or conditions generally referred to as “orphan drugs”. The tax rate change resulted in (i) a reduction in the gross amount of our deferred tax assets recorded as of December 31, 2017, without an impact on the net amount of our deferred tax assets, which are recorded with a full valuation allowance. We continue to examine the impact this tax reform legislation may have on our business. However, the effect of the TCJA on us and our affiliates, whether adverse or favorable, is uncertain and may not become evident for some period of time. We urge investors to consult with their legal and tax advisers regarding the implications of the TCJA on an investment in our common stock.

Changes in the European regulatory environment regarding privacy and data protection regulations could have a materially adverse impact on our results of operations.

The European Union, or E.U., has adopted a comprehensive overhaul of its data protection regime in the form of the General Data Protection Regulation, or GDPR, which came into effect in May 2018. GDPR extends the scope of the existing E.U. data protection law to foreign companies processing personal data of E.U. residents. The regulation imposes a strict data protection compliance regime with severe penalties of 4% of worldwide turnover or €20 million, whichever is greater, and includes new rights such as the right of erasure of personal data. Although the GDPR will apply across the E.U., as has been the case under the current data protection regime, E.U. Member States have some national derogations and local data protection authorities that will still have the ability to interpret the GDPR, which has the potential to create inconsistencies on a country-by-country basis. Implementation of, and compliance with the GDPR could increase our cost of doing business and/or force us to change our business practices in a manner adverse to our business. In addition, violations of the GDPR may result in significant fines, penalties and damage to our brand and business which could, individually or in the aggregate, materially harm our business and reputation.

Healthcare legislative reform measures may have a materially adverse effect on our business and results of operations.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the Affordable Care Act, or ACA, was passed, which substantially changes the way healthcare is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things, subjects biological products to potential competition by lower-cost biosimilars, addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations, establishes annual fees and taxes on manufacturers of certain branded prescription drugs, and creates a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (70% commencing January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D. Some of the provisions of the ACA have yet to be fully implemented, while certain provisions have been subject to Judicial and Congressional challenges, as well as efforts by the Trump administration to repeal or replace certain aspects of the ACA. Since January 2017, President Trump has signed two Executive Orders designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA.

Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the ACA have been signed into law. The TCJA includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Additionally, on January 22, 2018, former President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain ACA-mandated fees, including the so-called “Cadillac” tax, an annual fee on certain high-cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the Medical Device Excise Tax, or MDET, on non-exempt medical devices. Since then, The Further Consolidated Appropriations Act, 2020 H.R. 1865, signed into law on December 20, 2019, repealed the MDET. Further, the Bipartisan Budget Act of 2018, or the BBA, among other things, amends the ACA, effective January 1, 2019, to reduce the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” The effect that the ACA and its possible repeal and replacement may have on our business remains unclear.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2027 unless additional congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, the Middle Class Tax Relief and Job Creation Act of 2012 required that the Centers for Medicare & Medicaid Services, or CMS, the agency responsible for administering the Medicare program, reduce the Medicare clinical laboratory fee schedule by 2% in 2013, which served as a base for 2014 and subsequent years. In addition, effective January 1, 2014, CMS also began bundling the Medicare payments for certain laboratory tests ordered while a patient received services in a hospital outpatient setting. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for any product candidate we develop or complementary diagnostics or companion diagnostics or additional pricing pressures.

Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs.

Any of these regulatory changes and events could limit our ability to form collaborations and our ability to commercialize our products, and if we fail to comply with any such new or modified regulations and requirements it could adversely affect our business, operating results and prospects.

If we fail to complete the required IRS forms for exemptions, make timely semi-monthly payments of collected excise taxes, or submit quarterly reports as required by the MDET, we may be subject to penalties, such as Section 6656 penalties for any failure to make timely deposits.

Section 4191 of the Internal Revenue Code, enacted by Section 1405 of the Health Care and Education Reconciliation Act of 2010, Public Law 111-152 (124 Stat. 1029 (2010)), in conjunction with the Patient Protection and the ACA, Public Law 111-148 (124 Stat. 119 (2010)), imposed as of January 1, 2013, an excise tax on the sale of certain medical devices. The MDET imposed by Section 4191 is 2.3% of the price for which a taxable medical device is sold within the U.S. If we fail to collect this tax, we may be face penalties, which could have a material advese effect on our business, financial condition or results of operations.

We are a smaller reporting company and the reduced disclosure requirements applicable to smaller reporting companies may make our common stock less attractive to investors.

We are a smaller reporting company, or SRC, and a non-accelerated filer, which allows us to take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not SRCs or non-accelerated filers, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, reduced disclosure obligations, including disclosures regarding executive compensation, in our Annual Report and our periodic reports and proxy statements and providing only two years of audited financial statements in our Annual Report and our periodic reports. We will remain an SRC until (a) the aggregate market value of our outstanding common stock held by non-affiliates as of the last business day our most recently completed second fiscal quarter exceeds $250 million or (b) in the event we have over $100 million in annual revenues, and the aggregate market value of our outstanding common stock held by non-affiliates as of the last business day our most recently completed second fiscal quarter exceeds $700 million. We cannot predict whether investors will find our common stock less attractive if we rely on certain or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile and may decline.

We incur increased costs as a result of operating as a public company, and our management is required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, we incur significant legal, accounting, and other expenses that we did not incur as a private company. These costs generally increase for a company whose shares are listed on the Nasdaq Stock Market as compared to the costs for a company for whose shares are quoted on the OTCQB Venture Market. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, FINRA rules and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly.

We continue to evaluate these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions and the industry in which we operate.

These forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that could cause our actual results of operations, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or suggested by, these forward-looking statements. These forward-looking statements are based on assumptions regarding our present and future business strategies and the environment in which we operate. Important factors that could cause those differences include, but are not limited to:

●	our business prospects and the prospects of our existing and prospective customers;
●	the inherent uncertainty of product development;
●	regulatory, legislative and judicial developments;
●	increasing competitive pressures in the industry;
●	the ability to effectively operate our business, including servicing our existing customers and obtaining new business;
●	our relationships with our customers and suppliers;
●	the overall impact of the COVID-19 pandemic on the business climate in our industry and the willingness of our customers to undertake projects in light of economic uncertainties;
●	our overall financial condition, including our reduced revenue and business disruption, due to the COVID-19 pandemic business and economic response and its consequences;
●	the continuation of normal payment terms and conditions with our customers and suppliers;
●	general economic conditions, our customers’ operations and access to capital, and market and business disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events, adversely affecting demand for the products and services offered by us in the markets in which we operate;
●	the continuation of normal supply of products from our suppliers;
●	changes in our business strategy or development plans, including our expected level of capital expenses and working capital;
●	our ability to attract and retain qualified personnel;
●	our ability to raise equity and debt capital to fund our operations and growth strategy, including possible acquisitions;

●	our ability to identify, complete and integrate potential strategic acquisitions;
●	future revenue being lower than expected;
●	our ability to convert our backlog into revenue in a timely manner, or at all; and
●	our intention not to pay dividends.

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus. The matters summarized under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus could cause our actual results to differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect new information, future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our common stock in this offering will be approximately $        million (or $        million if the underwriters exercise their over-allotment option in full), based on an assumed public offering price of $       per share (which is the last reported sale price of our common stock on OTCQB Marketplace on    , 2022), after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed public offering price would increase (decrease) the net proceeds to us from this offering by approximately $        million (or $        million if the underwriters exercise their over-allotment option in full), assuming the number of shares we sell, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. For each 100,000 share increase (decrease) in the number of shares sold in this offering, the net proceeds to us from this offering will change by approximately $        million (or $         million if the underwriters exercise their over-allotment option in full), assuming the assumed public offering price remains the same, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Each 100,000 share increase (decrease) in the number of shares offered and sold would increase (decrease) the net proceeds to us from this offering by approximately $        million (or $        million if the underwriters exercise their over-allotment option in full), assuming the assumed public offering price remains the same, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We intend to use the net proceeds for working capital, research, development, including funding preclinical and clinical trials, business development, sales and marketing, capital expenditures, and other general corporate business purposes. The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. As a result, our management will have broad discretion over how these proceeds are used.

Pending these uses, we intend to invest the net proceeds to us from this offering in a variety of capital preservation investments, including short-term, investment-grade and interest-bearing instruments. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds and investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering.

Based on our current business plans, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents and the income from non-dilutive grants, will be sufficient for us to fund our operating expenses and capital expenditures requirements through at least           . The expected net proceeds from this offering will not be sufficient for us to fund any of our product candidates through regulatory approval and commercialization, and we will need to raise substantial additional capital to complete the development and commercialization of our product candidates. We have based these estimates on assumptions that may prove to be incorrect or require adjustment as a result of business decisions, and we could utilize our available capital resources sooner than we currently expect. For additional information regarding our potential capital requirements, including factors that could cause actual costs to vary from the estimates set forth above, see the section of this prospectus titled “Risk Factors.”

MARKET FOR OUR COMMON STOCK

Prior to this offering, the shares of our common stock were quoted on the OTC Markets Group, Inc. OTCQB Marketplace under the symbol “BSTG.” and quoted on the predecessor to the OTCQB Marketplace since October 6, 2017. Trading on the OTCQB Marketplace has been infrequent and limited in volume, therefore the prices at which such transactions occurred may not necessarily reflect the price that would be paid for our common stock in a more liquid market.

As of June 21, 2022, there were approximately 150 record holders of our common stock. A substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares of record are held by banks, brokers, and other financial institutions.

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “BSTG.” However, we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. See “Underwriting” for more information regarding our arrangements with the underwriters and the factors considered in setting the public offering price.

DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings, if any, will be retained for use in the development and operation of our business. In the future, our Board may decide, at its discretion, whether dividends may be declared and paid to holders of our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2022:

●	on an actual basis;
●	on a pro forma basis to give effect to the conversion of the Series E Preferred Stock issued subsequent to March 31, 2022, which conversion will occur automatically simultaneously with the closing of this offering; and
●	on a pro forma as adjusted basis to give further effect to the issuance and sale by us in this offering of shares of our common stock at the assumed public offering price of $ per share, after deducting the underwriting discounts and commissions and estimated offering expenses that we expect to pay as described under “Use of Proceeds.”

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus, including to the extent incorporated by reference herein.

	As of March 31, 2022
	Actual	Pro Forma	Pro Forma as Adjusted
	(in thousands except share and per share data)
Cash and Restricted Cash	$3,828	$	$
Preferred stock, $0.01 par value; 2,000,000 shares authorized, none issued and outstanding	—
Common Stock	108
Additional paid-in capital	74,036
Accumulated deficit	(79,115)
Total stockholders’ deficit	(4,971)
Total liabilities and stockholders’ deficit	$4,168	$	$

(1)	If the underwriter exercises in full its option to purchase additional shares of common stock, (i) an additional shares of common stock would be issued and we would receive approximately $ million in additional net proceeds, based on an assumed offering material adverse effect of $ , after deducting the underwriting discounts and commissions and estimated offering expenses that we expect to pay (ii) cash and cash equivalents, additional paid-in-capital, total stockholders’ equity and total capitalization would each increase by $ .

Each $1.00 increase (decrease) in the assumed public offering price would increase (decrease) shareholder’s equity after this offering by approximately $          million (or $      million if the underwriters exercise their over-allotment option in full), assuming the number of shares we sell, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares in the number of shares of common stock offered by us would increase (decrease) our shareholder’s equity by $         , assuming the assumed public offering price remains the same and after deducting underwriting discounts and commissions.

The information in the above table for the actual information and pro forma basis as of March 31, 2022:

●	assumes no exercise by the underwriters of their over-allotment option;
●	assumes no exercise of the underwriter’s warrants to be issued upon consummation of this offering at an exercise price equal to 125% of the offering price of the common stock;

●	includes shares of common stock issuable upon the automatic conversion of all of our outstanding Series E Convertible Preferred Stock upon the closing of this offering;
●	excludes 1,189,782 shares of common stock issuable upon the exercise of outstanding exercisable options at a weighted exercise price of $5.13 per share;
●	excludes 1,583,786 shares of common stock issuable upon the exercise of outstanding warrants at a weighted exercise price of $2.16 per share;
●	excludes 2,966 shares of common stock reserved for future issuance pursuant to our Employee Stock Purchase Plan, or the ESPP; and
●	excludes 2,674,410 shares of common stock reserved for future issuance pursuant to our Amended and Restated Equity Incentive Plan.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after the closing of this offering. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock. Our net tangible book value of our common stock as of March 31, 2022 was $(5.0) million, or $(0.46) per share.

After giving further effect to the receipt of the net proceeds from our sale of            shares of common stock in this offering at the assumed public offering price of $ per share (the last reported sale price of our common stock on the OTCQB Marketplace on           ,2022) after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of            , would have been $      million, or $           per share. This represents an immediate increase in pro forma net tangible book value of $          per share to our existing stockholders and an immediate dilution of $       per share to investors purchasing common stock in this offering.

We calculate dilution per share to new investors by subtracting the pro forma net tangible book value per share from the public offering price paid by the new investor. The following table illustrates the dilution to new investors on a per share basis:

Assumed public offering price per share	$
Historical net tangible book value per share as of March 31, 2022		(0.46)
Increase in pro forma net tangible book value per share attributable to this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution in pro forma net tangible book value per share in this offering

The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) our pro forma as adjusted net tangible book value as of March, 31, 2022, after this offering by $        per share, and would increase (decrease) dilution to new investors by $             per ordinary share. An increase of 100,000 in the number of shares we are offering would increase our pro forma as adjusted net tangible book value as of March 31, 2022, after this offering by $             per share, and would decrease dilution to new investors by $              per share, assuming the assumed initial public offering price per ordinary share remains the same.

If the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full, the pro forma as adjusted net tangible book value per share after giving effect to this offering, assuming the public offering price of $        per share, would be $            , representing an immediate increase to existing stockholders of $          per share, and immediate dilution to new investors in this offering of $         per share.

The following table summarizes, on the pro forma as adjusted basis described above as of March 31, 2022, the differences between the existing shareholders and the new investors in this offering with respect to the number of shares, including shares purchased from us, the total consideration paid to us and the average price per share based on an assumed public offering price of $             per share before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Average
	Shares Issued			Total Consideration		Price Per
	Number	Percent		Amount	Percent	Share
Existing shareholders			%
New investors			%

Total		100%			100%	2.96

The foregoing calculations:

●	assumes no exercise by the underwriters of their over-allotment option;
●	assumes no exercise of the underwriter’s warrants to be issued upon consummation of this offering at an exercise price equal to 125% of the offering price of the common stock;
●	includes shares of common stock issuable upon the automatic conversion of all of our outstanding Series E Convertible Preferred Stock upon the closing of this offering;
●	excludes 1,189,782shares of common stock issuable upon the exercise of outstanding exercisable options at a weighted exercise price of $5.13 per share;
●	excludes 1,583,786shares of common stock issuable upon the exercise of outstanding warrants at a weighted exercise price of $2.16per share;
●	excludes 2,966 shares of common stock reserved for future issuance pursuant to our Employee Stock Purchase Plan, or the ESPP; and
●	excludes 2,674,410 shares of common stock reserved for future issuance pursuant to our Amended and Restated Equity Incentive Plan.

BUSINESS

Overview

We are a clinical-stage biotechnology company focused on the development of regenerative medicine treatments for disorders of the gastro-intestinal system and the airway that result from cancer, trauma or birth defects. Our technology is based on our proprietary cell-therapy platform that uses a patient’s own stem cells to regenerate and restore function to damaged organs. We believe that our technology represents a next generation solution for restoring organ function because it allows the patient to regenerate their own organ, thus eliminating the need for human donor or animal transplants, the sacrificing of another of the patient’s own organs or permanent artificial implants.

We conducted the world’s first successful regeneration of the esophagus in a cancer patient in August 2017. This surgery was performed by Dr. Denis Wigle, Chair of Thoracic Surgery at the Mayo Clinic in a patient with esophageal cancer. The results were published in the Journal of Thoracic Oncology Clinical and Research Reports in August 2021. The procedure demonstrated that using the Biostage technology, we were able to successfully regenerate esophageal tissue, including the mucosal lining, to restore the integrity, continuity and functionality of the esophageal tube.

The Biostage Implant technology uses mesenchymal stems cells that are retrieved via biopsy from the patient’s abdominal adipose tissue prior to surgery. These stem cells are isolated, expanded and then implanted on a hollow, tubular polyurethane scaffold. The scaffold is then incubated in a customized bioreactor where the stem cells expand further and begin to adhere to the tubular scaffold. The finished graft is then surgically implanted to replace the resected portion of the damaged organ. Several weeks after surgery, once the organ regeneration is complete, the implanted scaffold is removed thus leaving no permanent implant remaining in the body.

We are initially targeting regeneration of the organs of the gastro-intestinal tract and the airway where organ transplants are not medically possible today. Human-donor organ transplants or animal xenotransplants are currently not performed for these organs due to the high immunogenicity associated with these organ systems which typically results in implant rejection. Additionally, we believe that our technology and intellectual property portfolio will allow us to develop organ regeneration treatments for other organ systems outside of our initial focus on the gastro-intestinal system and airway.

Based on our successful first-in-human procedure and our-preclinical procedures in 45 pigs, the FDA has approved our Investigational New Drug, or IND, application to commence a combined phase 1/2 clinical trial for esophageal regeneration. The open label trial will assess both safety and efficacy in up to ten patients at five hospitals requiring up to a 6cm esophageal replacement for any reason, including cancer. We intend to initiate this trial in early 2023.

Our Pipeline

We believe our organ-regeneration technology has the potential for broad applications in the field of medicine, for the repair or replacement of diseased or damaged organs. We are initially targeting conditions of the esophagus, including cancer, traumatic injury and birth defects. Additional product candidates in our development pipeline include ones to treat cancer, injury and birth defects of the bronchus. Based on discussions with surgeons familiar with regenerative medicine techniques, we believe that our technology may also be applicable to treating cancer, injury and birth defects in the colon and intestine.

Our Strategy

Our strategy is to develop and advance our pipeline of products, beginning with our lead product for the treatment of esophageal cancer, through clinical development and commercialization. The key elements of our strategy include:

●	Initiate the phase 1/2 clinical trial for our lead product candidate, the Biostage Esophageal Implant, for the treatment of severe esophageal disease. Based upon our successful initial case of esophageal regeneration and our animal models, the FDA has approved our IND application to commence a clinical trial in up to ten patients. We plan to initiate this trial in early 2023.
●	Advance our other pipeline products through clinical development. Based on the establishment of a favorable safety and efficacy profile that we expect to demonstrate in our phase 1/2 clinical trial for regeneration of the esophagus, we intend to initiate a clinical trial for the treatment of esophageal atresia, a rare birth defect. As we build our safety and efficacy data, we plan to initiate clinical trials in other areas including cancer, injury and birth defects in the bronchus.
●	Develop our technology for use in other life-threatening conditions that have a relatively shorter time to market. We intend to develop products focused on life-threatening conditions where current treatments are ineffective, expensive or both. Many organ failures are orphan diseases, and we have orphan drug designations from the FDA on our product candidates for severe disease in both the esophagus and the trachea. We believe that developing products for such conditions will require smaller clinical trials and an overall less expensive development pathway than developing treatments for less severe conditions.
●	Pursue development pathways in international markets. In addition to the U.S., we intend to pursue regulatory approval for our products in several key international markets, including China, the European Union and the UK. Many of the conditions we are targeting, have significantly higher patient populations in foreign countries than in the U.S., thereby making them attractive commercial markets. We intend to engage foreign health regulatory bodies to develop clinical and regulatory strategies to gain international approvals.
●	Collaborate with leading medical and research institutions to develop our products and build awareness. We intend to continue to collaborate with thought-leading medical institutions as we continue clinical development of our products and ultimately reach commercialization. We currently have a co-development initiative with the Mayo Clinic and with the Connecticut Children’s Medical Center. We intend to build additional partnerships and collaborations with leading institutions that we believe will help to drive awareness of our products and increase the likelihood of market adoption.

Our Solution – Biostage Organ-Regeneration Technology

Our organ-regeneration technology uses a patient’s own stem cells seeded on a temporary scaffold to regrow and restore their damaged organ. We believe our technology has numerous advantages over other attempts to restore organ function because the Biostage implant is not a transplant of a human-donor organ, it is not a transplant of an animal organ, it is not a piece of one of the patient’s other organs, and it is not an artificial implant that remains permanently in the body. Biostage implants will allow the patient to regenerate their own organ inside their own body.

The Biostage Implant consists of a hollow, tubular scaffold consisting of a thin polyurethane fiber mesh that is formed in the shape of the damaged section of the organ. This scaffold is designed to be seeded with the patient’s own mesenchymal stem cells which are obtained a few weeks before surgery through a biopsy of adipose (fat) tissue from the patient’s abdomen. The stem cells will then be isolated and expanded and then seeded onto the tubular scaffold. The scaffold will then be placed into a customized bioreactor for incubation and further cell expansion. During several days of incubation in our bioreactor, the stem cells will attach to and grow on and into the outer 25% of the scaffold. The stem cell-seeded scaffold will then surgically be implanted into the patient to bridge the gap created where the part of the organ that was diseased or damaged was removed.

The stem cells then stimulate the body’s natural wound-healing process, and the scaffold is designed to guide the growth of new cells and tissue into a reconstructed organ tube. After approximately one month, a complete biological tube, or conduit, will have formed and after approximately three months, the tube will have developed into a layered structure that contains the critical blood supply, muscles, and mucous-secreting glands to create a functioning esophagus. At this point, the implanted scaffold will be removed, as it is not a permanent implant.

Biostage Esophageal Implant

Advantages of the Biostage Esophageal Implant

Compared with the current standard of care procedures for esophageal cancer patients, either gastric pull-up or colonic interposition, the Biostage Esophageal Implant offers the following major advantages:

●	Patients can avoid the frequently life-threatening complications of either gastric pull up or colonic interpositioning surgery;
●	Autologous stem cells eliminate the risk of immune system rejection;
●	The procedure does not require the sacrifice of the patient’s stomach or colon, so those organs remain intact and function accordingly;
●	It leaves no permanent implant or artificial structure in the body. Permanent implants can lead to long-term complications, including infection, which can lead to further surgical procedures including removal;
●	Eliminates the need for sutures where the two ends of the esophagus are joined together. The sutures are a frequent cause of fluid leaks and infections post surgery; and
●	Patients can remain on a reasonable diet after a procedure with the Biostage Esophageal Implant.

We believe that these significant medical advantages will lead to strong demand from patients and doctors for the Biostage Esophageal Implant. Additionally, we believe that it will receive a favorable reimbursement profile from payors and insurance companies because of the high cost and complications associated with alternative procedures.

First-In-Human Use of the Biostage Esophageal Implant

On August 7, 2017, we announced the use of the Biostage Esophageal Implant in a patient at the Mayo Clinic via an FDA-approved single-use expanded access, or compassionate use, application. The patient was a 75-year-old male with a life-threatening cancerous mass in his chest that spanned his heart, a lung, and his esophagus. The surgery was performed by Dr. Denis Wigle, Chair of Thoracic Surgery, to remove the tumor, repair the heart, part of one lung, and a section of the esophagus. The Biostage Esophageal Implant was interpositioned into the gap in the esophagus created by the removal of the tumor. The patient’s surgeon informed us at that time that the surgery was successful, and the patient was discharged from the hospital 42 days after implantation. The scaffold and stent were removed on day 104 after implantation.

In February 2018 the surgeon informed us that the patient had died after living approximately eight months after surgery. The surgeon stated that the cause of death was a stroke, and that the stroke was unrelated to the esophageal implant. The surgeon also informed us that a preliminary autopsy had shown that the esophageal implant resulted in a regenerated esophageal tube in the patient, except for a very small (approximately 5mm) hole outside the implant zone on the lateral wall that was right up against a synthetic graft inserted as part of the patient’s heart repair on the vena cava in that same surgery. The synthetic graft on the pericardium was not related to our esophageal implant product candidate and may have acted as an irritant to esophageal tissue where it contacted the esophageal implant. The surgeon also informed us that the esophageal regeneration in this patient was consistent with the regeneration previously observed in our pig studies.

The results were published in the Journal of Thoracic Oncology Clinical and Research Reports in August 2021. The photographs below, taken from the paper, show the explanted esophagus from this procedure. The image on the left is the actual esophagus. As displayed below, the implant zone is visually almost identical to the native esophagus which is both above and below the implant zone. The thickness, color and texture of the regenerated esophagus is nearly indistinguishable from the native esophagus.

The dark-brown tube in the center of the esophagus is the stent that was added to avoid narrowing of the esophagus. Stenting is common after esophageal surgery. The stent for this patient was changed twice, once prior to the CEI scaffold removal and once after the scaffold and the second stent were removed. The final stent was removed at five and a half months post-surgery. We anticipate that patients treated with the BEI are likely to undergo at least one stent exchange during their recovery with the discontinuation of stents by six to nine months post-surgery. Stents are deployed and retrieved endoscopically, that is, via the mouth, and accordingly, there is no surgical incision in the chest

The images on the righthand side are photographs taken under a microscope to show, from left to right, cells (stained pink), layered structure (stained blue and purple), and muscles (stained yellow). The images show a high level of consistency between the regenerated esophagus and the native esophagus, both to the naked eye and under the microscope. In the right-most panels, the yellowish coloration along the left side of the images shows a continuous line of muscles running up the regenerated esophagus. These muscles are the muscularis mucosae which contract to eject mucous into the esophagus. This mucosal lining is essential to the long-term survival of the patient because it both lubricates the esophagus to allow food to be swallowed and provides a barrier to infection. This mucosal lining was seen at three months in both the human patient and in our pig models.

In this patient we saw the development of a tube of the patient’s own tissue within one month, and the development of the mucosal lining within three months. In pig models we have similarly seen the development of a tube within one month and the development of the mucosal lining within three months. In our clinical trial, the primary endpoint is the development of the tube of the patient’s tissue within three months and one of the secondary endpoints is the development of the mucosal lining within twelve months.

Preclinical Models - Pig Studies

The pre-clinical animal studies using the Biostage Esophageal Implant investigated several key aspects of the product pertaining to the implant procedure, cell survival, the architecture of the regenerated tissue at multiple survival time points, the post-implantation clinical management procedures including CT imaging to assess the growth of new tissue, esophageal stent management, endoscopy procedures, barium swallow tests and nutritional management.

Following implantation, CT imaging revealed early tissue deposition and the formation of a contiguous tissue conduit. Endoscopic evaluation at multiple time points revealed complete epithelialization of the lumenal surface by day 90. Histologic evaluation at several necropsy time points, post-implantation, demonstrated that the tissue continues to remodel over the course of a one-year survival time period, resulting in the development of esophageal structural features, including the mucosal epithelium, muscularis mucosae, lamina propria, as well as smooth muscle proliferation/migration initiating the formation of a laminated adventitia. One-year survival demonstrated restoration of oral nutrition, normal animal growth and the overall safety of this treatment regimen.

The image below is taken from a paper published in Nature Partner Journals Regenerative Medicine in January of 2022, in conjunction with our development partner Connecticut Children’s Medical Center.

This image shows an esophagus explanted from a pig 90 days after the Biostage Esophageal Implant was implanted. The implant zone is visually almost identical to the native tissue to the left and right of it. We can note the regeneration of the interior surface of the esophagus and the regeneration of the surrounding tissue that is visible in red at the top of the red box. The red color of the surrounding tissue indicates the presence of a healthy blood supply. We note further the glossy, reflective coating on the inside of the esophagus. This is evidence of the mucosal lining which is essential to the long-term survival of the patient. This mucosal lining was seen at three months in the pigs and was also observed in the human patient. The investigators concluded that at one year it was difficult to distinguish neo-tissue versus the native tissue.

Upcoming Phase 1/2 Clinical Trial

Based on both the successful in-human procedure at the Mayo Clinic and our extensive large-animal research, the FDA has approved our Investigational New Drug application to commence our clinical trial. The trial will be a ten-patient combined phase 1/2 trial, in up to five hospitals in the U.S. that measures both the safety and efficacy of our product candidate in the patient population. Enrollment criteria includes any patient that requires removal of a part of the esophagus that is less than six centimeters long for any medical reason. We expect enrolled patients to include esophageal cancer patients but we may enroll patients with other esophageal conditions that require regeneration. We expect to initiate the trial in early 2023.

The primary endpoint of the upcoming trial is the establishment of a continuous biological neoconduit, or tube, by three months post surgery. We saw this tube at one month in the human patient and in the pigs. One of the secondary endpoints will be the development of a mucosal lining in the esophagus by twelve months post-surgery. We saw this mucosal lining by three months in the human patient and the pigs. Because we reached the primary endpoint and one of the secondary endpoints in both the human patient and the pigs, we believe that we have a high likelihood of success in this clinical trial.

Based on the FDA’s approval of our clinical trial for any condition that requires removal of part of the esophagus, we believe that we are able to pursue the treatment of multiple diseases, injuries or birth defects with a single clinical trial. As a result, we believe that this clinical trial will advance the Biostage Esophageal Implant for numerous indications including to treat esophageal cancer, Barrett esophagus, fistulas, traumatic injury to the esophagus and birth defects in the esophagus. Compared to developing treatments for a single underlying medical condition, we believe that addressing multiple medical conditions in a single clinical trial has the potential to significantly reduce our costs to expand the market for our products.

Pediatric Esophageal Atresia

Each year, it is estimated that approximately 1,000 children in the U.S. are born with a congenital birth defect known as esophageal atresia. Esophageal atresia is a condition where an infant is born with an esophagus that does not extend completely from the mouth to the stomach. When a long segment of the esophagus is lacking, the current standard of care is a series of surgical procedures where sutures are applied to both ends of the esophagus in an attempt to stretch them and pull them together so they can be surgically connected at a later date.

This surgical process can take several weeks, and the procedure often involves serious complications and high rates of failure. The infant usually must remain in the neonatal intensive-care unit for this time which can cost thousands of dollars per day. This process also requires at least two separate surgical interventions. Other surgical options include the use of the child’s stomach or intestine that would be pulled up into the chest to allow a connection to the mouth. These methods are similar to the use of gastric pull ups and interpositioning used in adult patients and carry similar side effect and safety profiles. We are working in collaboration with the Connecticut Children’s Medical Center, to advance a Biostage Esophageal Implant solution to address esophageal atresia that we believe will be more effective, safer, and less expensive.

Preclinical Development

In January 2022, together with Connecticut Children’s Medical Center, we published in Nature Partner Journals Regenerative Medicine the results of implanting pediatric-sized Biostage Esophageal Implants in 15 piglets. Numerous survival times were histologically analyzed to understand the tissue development and timing of the regeneration. Overall, the graft implantation procedure was deemed safe and feasible. The piglets showed regeneration of a conduit, or tube, by one month and the regeneration of a normal mucosal lining by three months. Additionally, histological evaluation demonstrated that the tissue continued to develop throughout the course of the one-year survival period. Importantly, the piglets also showed normal growth and weight gain which are considered critical in treating human babies.

This research also developed novel post-surgical techniques that closely mimic the hospital care that human babies undergo. These techniques included non-invasive CT imaging of the regenerated tissue and feeding the piglets via G tubes which are normally used to feed human babies after surgeries in the gastro-intestinal tract.

Clinical Pathway

We believe that this study laid both the scientific and clinical groundwork for treating babies with birth defects in the esophagus with the Biostage Esophageal Implant. The FDA approval for the clinical trial allows us to treat children once we have established safety in adult patients in the phase 1/2 clinical trial. Once we have established the safety of the implant in adults, we expect to recruit children into the clinical trial.

Bronchial (Central Lung) Cancer

Lung cancer is the most common form of cancer and the most common cause of death from cancer worldwide. There are more than 700,000 new lung cancer diagnoses annually in the U.S. and Europe. In approximately 25% of all lung cancer cases, the cancerous tumor resides only in a bronchus and not in the lobes of the lungs and is known as central lung cancer. Approximately 33,000 central lung cancer cases diagnosed in the U.S. and Europe are Stage I and II and are considered eligible for surgical resection, often with adjuvanted chemotherapy and radiation.

Approximately 5,000 of these patients are treated via pneumonectomy, a surgical procedure involving the resection of the cancer tumor, the whole bronchus below the tumor and the entire lung to which it is connected. It is a highly complex surgery and due to the removal of a lung, results in a 50% reduction in the patient’s respiratory capacity. The procedure has reported rates of post-surgical, or in-hospital, mortality of 8% to 15%. Complication rates associated with pneumonectomy are reported as high as 50%, and include post-operative pneumonia, supraventricular arrhythmias, and anastomotic leakage, placing patients at significant mortality risk post-discharge.

We intend to develop the Biostage Bronchial Implant to treat bronchial cancer, bronchial fistulas (holes), and birth defects in the bronchus. Based on discussions with surgeons in the field, we estimate that approximately 7,000 of these conditions in the U.S. and Europe would be potentially treatable with our technology.

Preclinical Development

Using a cell-seeded scaffold, which we call the Biostage Bronchial Implant, we have performed the repair of a bronchus that was surgically removed from a pig. The bronchus regenerated, much as in the esophagus, first forming a tube and later developing into a bronchus with a functional lining known as the respiratory epithelium. The respiratory epithelium was seen in about two months in the pig. This respiratory epithelium is essential to the avoidance of infections such as pneumonia. This pig lived almost two years until scheduled euthanasia.

We believe that a Biostage Bronchial Implant once developed and approved for marketing, has the potential to provide physicians a treatment alternative superior to the pneumonectomy procedure to treat central lung cancer because it avoids sacrificing one of the patient’s lungs. We believe the Biostage Bronchial Implant will result in fewer post-surgery complications, improved mortality rates and improved quality of life for the patient.

The next step in the development of the Biostage Bronchial Implant is to begin large-animal studies in accordance with GLP or Good Laboratory Practices.

Additional Targeted Diseases

Targeted Diseases

According to the World Health Organization, or WHO, International Agency for Research on Cancer’s Global Cancer Observatory database, worldwide there were over 600,000 cases of esophageal cancer in 2020. There are over one million cases of colon cancer. In addition, there are approximately 22,000 cases of bronchus cancer that, based on conversations with surgeons, we believe could be treated with our technology. The following are the approximate case counts by certain geographic region pertaining to the cancers noted below:

	Case Count by Geography
Cancer Type	US	China	Japan	Europe	ROW	Worldwide
Esophageal	18,309	324,422	26,262	52,993	182,114	604,100
Treatable Bronchus	2,279	8,156	507	4,775	6,351	22,068
Colon	101,809	306,078	96,781	325,335	318,512	1,148,515
Total	122,397	638,656	123,550	383,103	506,977	1,774,683

Sources: Global Cancer Statistics 2020: GLOBOCAN Estimates of Incidence and Mortality Worldwide for 36 Cancers in 185 Countries Hyuna Sung, PhD; Jacques Ferlay, MSc, ME; Rebecca L. Siegel, MPH; Mathieu Laversanne, MSc; Isabelle Soerjomataram, MD, MSc, PhD; Ahmedin Jemal, DMV, PhD; Freddie Bray, BSc, MSc, PhD.

The above table excludes case counts for Tracheal Cancer. We estimate there are approximately 1,000 cases per year of trachea cancer in the U.S. and Europe that are severe enough to be treated with our technology. Please see “Life-threatening conditions of the Trachea” below. These numbers of patients do not include those with fistulas, ulcers, injuries or birth defects, all of which we believe may be treatable with our technology.

Treating even one tenth of only those patients who are diagnosed with esophageal cancer each year could generate billions of dollars in annual revenue. We believe that the market potential for our products is significantly higher.

Colon Cancer

Based on input from our Scientific Advisory Board, which includes certain well-known surgeons and in the field of regenerative medicine, we are planning to research regenerating other parts of the gastro-intestinal tract such as the stomach, intestine and colon. All these organs require replacement when they are damaged by cancer, injury, and birth defects. There are over one million patients diagnosed with colon cancer every year.

Life-threatening conditions of the Trachea

There are approximately 8,000 patients per year in the U.S. and Europe who suffer from a condition of the trachea that put the patient at high risk of death. These conditions can be due to tracheal trauma, tracheal stenosis or trachea cancer. There are approximately 40,000 tracheal trauma patients diagnosed each year in the U.S. Of those, approximately 1,000 are severe enough to need surgical resection procedures. Tracheal stenosis is a rare complication from tracheostomies but may have a devastating impact on respiratory function for patients. Approximately 2,000 patients are diagnosed with stenosis from tracheostomy in the U.S. each year. Trachea cancer is a very rare but extremely deadly cancer. Trachea cancer patients in the U.S. have a median survival of 10 months from diagnosis and a 5-year survival of only 27%. There were approximately 200 cases of primary trachea cancer diagnosed in the U.S. in 2013. Based on these facts, we estimate that there are approximately 8,000 patients in the U.S. and Europe with conditions of the trachea that put them at high risk of death, but for whom there is currently no clinically effective tracheal implant or replacement method currently available.

We believe that a Biostage Tracheal Implant may provide physicians a treatment to re-establish the structural integrity and function of a damaged or diseased trachea to address life-threatening conditions due to tracheal trauma, stenosis, cancer, or birth defects.

We have not performed regeneration of a trachea using a Biostage Tracheal Implant. However, based on the regeneration observed in the bronchus, we believe that regeneration of the trachea may be possible.

Intellectual Property, Licenses, and Related Agreements

We have nine issued U.S. patents that cover the bioreactor, the scaffold, and the surgical procedure. The patent claims cover the use of synthetic scaffolds for any use in the gastro-intestinal tract and the airways. These patents include the claim of having a removable scaffold. The patent claims cover patches as well as tubes. We intend to research the patch-based approach to treat damage to solid organs. We also have two issued patents in China and there are numerous other filings pending. We expect these patents to provide protection into the mid to late 2030’s.

Sales and Marketing

We expect that most surgeries using the Biostage Esophageal Implant will be performed at a relatively small number of major hospitals in the U.S., China and in the European Union. In addition, our technology platform is initially aimed at treating the esophagus, the bronchi, and the trachea, all of which are treated by thoracic surgeons. As a result, we expect to employ only a small sales force as compared to companies selling treatments for larger patient populations.

We expect to price the product commensurate with the medical value created for the patient and the costs avoided with the use of our product. Because our products are likely to save or extend lives, improve the quality of life, and save money by reducing the complications associated with current surgical repair techniques, we expect to charge approximently $250,000 per product in the U.S.

We further expect to be paid by the hospital that buys the product from us. Finally, we expect that the hospital would seek reimbursement from payers for the entire transplant procedure, including the use of our products.

Manufacturing and Resources

The bioreactor and scaffold are made in our clean-room facilities in Holliston, Massachusetts and the cell seeding is currently performed at the FDA-approved clinical-grade human cell culture facility at the University of Texas Medical Branch.

Our manufacturing process for the bioreactors and scaffolds has been approved by the FDA for the clinical trial. Based on expected FDA inspections additional development may be necessary for product approval.

For our scaffolds, our primary materials are medical-grade plastic resins and solvents used to liquefy the resins in our manufacturing process. These materials are readily available from a variety of suppliers and do not currently represent a large proportion of our total costs. For our autoseeders and bioreactors, we perform final assembly and testing of components that we buy from third parties like machine shops, parts distributors, molding facilities and printed circuit board manufacturers. These manufacturing operations are performed primarily at our Holliston, Massachusetts headquarters.

Our Competition

We are not aware of any companies whose products are directly competitive with our cell-seeded biocompatible synthetic-scaffold system. However, in our key markets we may in the future compete with multiple pharmaceutical, biotechnology, and medical device companies, many of which have substantially greater financial, technological, research and development, marketing and personnel resources than we do. In addition, there are many academic and clinical centers that are developing regenerative technologies that may one day become competitors of ours.

We expect that other products will compete with our products and potential products based on efficacy, safety, cost, and intellectual property positions. While we believe that these will be the primary competitive factors, other factors include, in certain instances, obtaining marketing exclusivity under the Orphan Drug Act, availability of supply, manufacturing, marketing and sales expertise and capability, and reimbursement coverage.

Sublicense Agreement with Harvard Bioscience

We own the right to use the brand name “Harvard Apparatus Regenerative Technology” in the medical sciences field under a license agreement with Harvard University via a sublicense from Harvard Bioscience. Harvard Bioscience’s right to use the name arises from a license agreement, effective December 19, 2002, between it and the President and Fellows of Harvard University. Harvard Bioscience began at Harvard University in 1903 as Harvard Apparatus and has a license to the name Harvard Apparatus in research and industrial fields. Our right to use the names in the medical field arises from the sublicense signed when Biostage, Inc., then known as Harvard Apparatus Regenerative Technology, was separated from Harvard Bioscience in 2013, as more fully described below. Harvard Bioscience delegated its right to use the name in the medical field to us and Harvard Bioscience has no right to use the Harvard mark in the medical field. We intend to use this brand name on our products in the future. We do not have the right to use the Harvard or Harvard Apparatus marks alone, but only as Harvard Apparatus Regenerative Technology. We believe we are the only licensee of the Harvard name in the medical products’ field. This license is perpetual, worldwide and royalty-free. There are restrictions on our use of the name such as not using it in the color crimson and not using it in a serifed font. We currently have no affiliation with Harvard University.

Employees, Human Capital and Facilities

As of June 21, 2022, we had six full-time employees working in our business. At that date, all of our employees were based in the U.S. None of our employees are unionized. In general, we consider our relations with our employees to be good. Our employees are highly skilled, and many hold advanced degrees. Our future performance depends significantly upon the continued service of our key scientific, technical and senior management personnel and our continued ability to attract and retain highly skilled employees. We may take further actions, in compliance with all appropriate government regulations, that we determine to be in the best interest of our employees.

On November 1, 2013 we entered into a sublease of approximately 17,000 square feet of mixed-use space of the facility located at 84 October Hill Road, Suite 11, Holliston, Massachusetts, which is our corporate headquarters, from Harvard Bioscience. Our principal facilities incorporate manufacturing, laboratory, development, sales and marketing, and administration functions. We believe our current facilities are adequate for our needs for the foreseeable future.

Government Regulation

Our product candidates and our operations are subject to extensive regulation by the U.S. FDA and other federal and state authorities, as well as comparable authorities in foreign jurisdictions, which are discussed below. The FDA is divided into various “Centers” by product type such as the Center for Drug Evaluation and Research, or CDER, the Center for Biologics Evaluation and Research, or CBER, and the Center for Devices and Radiological Health, or CDRH. Different Centers

review drug, biologic, or device applications. Our product candidates are subject to regulation as combination products, biologics and medical devices, in the United States under the Federal Food, Drug, and Cosmetic Act, or FDCA, and the Public Health Services Act, or PHS Act, and their implementing regulations as implemented and enforced by the FDA.

CBER regulates medical devices related to licensed blood and cellular products by applying appropriate medical device laws and regulations. Specifically, CBER regulates the medical devices involved in the collection, processing, testing, manufacture and administration of licensed blood, blood components and cellular products. The medical devices regulated by CBER are intimately associated with the blood collection and processing procedures as well as the cellular therapies regulated by CBER. CBER has developed specific expertise in blood, blood products and cellular therapies and the integral association of certain medical devices with those biological products supports the regulation of those devices by CBER. CBER also regulates biologics, which includes cells and tissues, serum, vaccines, blood and blood products, and analogous substances.

After receiving FDA approval or clearance, an approved or cleared product must comply with postmarket safety reporting requirements applicable to the product based on the application type under which it received marketing authorization. In the case of current good manufacturing practices, or cGMP, the applicant may take one of two approaches: (1) complying with cGMP for each constituent part, or (2) a streamlined approach specific to combination products, subject to certain limitations.

Regulatory Strategy

Domestic Regulation of our Product Candidates - FDA Approval Process

The FDA extensively regulates, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and import and export of medical products. The FDA governs the following activities that we may perform or that may be performed on our behalf, to ensure that the medical products we may in the future manufacture, promote and distribute domestically or export internationally are safe and effective for their intended uses:

●	product design, preclinical and clinical development and manufacture;
●	product premarket clearance and approval;
●	product safety, testing, labeling and storage;
●	recordkeeping procedures;
●	product marketing, sales and distribution; and
●	post-marketing surveillance, complaint handling and adverse event reporting, including reporting of deaths, serious injuries, malfunctions or other deviations; and
●	recall of products, including repairs or remediation.

The labeling, advertising, promotion, marketing and distribution of biologics and medical devices also must be in compliance with the FDA and U.S. Federal Trade Commission, or FTC, requirements which include, among others, standards and regulations for off-label promotion, industry sponsored scientific and educational activities, promotional activities involving the internet, and direct-to-consumer advertising. The FDA and FTC have very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a warning letter directing us to correct deviations from regulatory standards and enforcement actions that can include seizures, injunctions and criminal prosecution. Recently, promotional activities for FDA-regulated products of other companies have been the subject of enforcement action brought under healthcare reimbursement laws and consumer protection statutes. In addition, under the federal Lanham Act and similar state laws, competitors and others can initiate litigation relating to advertising claims. In addition, we are required to meet regulatory requirements in countries outside the U.S., which can change rapidly with relatively short notice.

The FDA has broad post-market and regulatory enforcement powers. Manufacturers of biologics and medical devices are subject to unannounced inspections by the FDA to determine compliance with applicable regulations, and these inspections may include the manufacturing facilities of some of our subcontractors. Failure by manufacturers or their suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or other regulatory authorities. Potential FDA enforcement actions include:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;
●	unanticipated expenditures to address or defend such actions
●	customer notifications for repair, replacement, refunds;
●	recall, detention or seizure of our products;
●	operating restrictions or partial suspension or total shutdown of production;
●	refusing or delaying our requests for 510(k) clearance or premarket approval of new products or modified products;
●	operating restrictions;
●	withdrawing 510(k) clearances on PMA approvals that have already been granted;
●	refusal to grant export approval for our products; or
●	criminal prosecution.

In addition, other government authorities influence the success of our business, including the availability of adequate reimbursement from third party payors, including government programs such as Medicare and Medicaid. Medicare and Medicaid reimbursement policies can also influence corresponding policies of private insurers and managed care providers, which can further affect our business.

Combination Products

A combination product is the combination of two or more regulated components, i.e., drug/device, biologic/device, drug/biologic, or drug/device/biologic, that are combined or mixed and produced as a single entity; packaged together in a single package or as a unit; or a drug, device, or biological product packaged separately that according to its investigational plan or proposed labeling, is intended for use only with an approved individually specified drug, device, or biological product where both are required to achieve the intended use, indication, or effect.

To determine which FDA center or centers will review a combination product candidate submission, companies may submit a request for assignment to the FDA. Those requests may be handled formally or informally. In some cases, jurisdiction may be determined informally based on the FDA’s experience with similar products. However, informal jurisdictional determinations are not binding on the FDA. Companies also may submit a formal “Request for Designation” to the FDA Office of Combination Products. The Office of Combination Products will review the request and make its jurisdictional determination within 60 days of receiving a Request for Designation.

The FDA will determine which center or centers within the FDA will review the product candidate and under what legal authority the product candidate will be reviewed. Depending on how the FDA views the product candidates that are developed, the FDA may have aspects of the product candidate reviewed by CBER, CDRH, or CDER, though one center will be designated as the center with primary jurisdiction, based on the product candidate’s primary mode of action. The FDA determines the primary mode of action based on the single mode of action that provides the most important therapeutic action of the combination product candidate. This would be the mode of action expected to make the greatest contribution to the overall intended therapeutic effects of the combination product candidate. The review of such combination product candidates is often complex and time consuming, as the FDA may select the combination product candidate to be reviewed and regulated by one, or multiple FDA centers identified above, which could affect the path to regulatory clearance or approval. Furthermore, the FDA may also require submission of separate applications to multiple centers.

Once commercialized, manufacturers of combination products must generally comply with the applicable regulations governing each constituent part. For example, in January 2013, the FDA finalized 21 CFR Part 4, “Current Good Manufacturing Practice Requirements for Combination Products”, which was effective July 22, 2013. Associated guidance was also issued in January 2017. Both the  rule and guidance reiterate that combination product manufacturers are responsible for compliance with both biologic and device cGMPs when engaging in manufacturing both constituent parts. The guidance allows the use of an abbreviated approach as well. Manufacturers of combination products also must comply with postmarketing safety reporting, or PMSR, requirements in accordance with 21 CFR Part 4.

We have been informed by the FDA that our Biostage Esophageal Implant is a combination biologic/device product. Biological products must satisfy the requirements of the PHS Act and the FDCA and their implementing regulations. The lead reviewing FDA Center will be the Center for Biologics Evaluation and Research or CBER. The CBER may choose to consult or collaborate with the FDA’s Center for Devices and Radiological Health, or CDRH, with respect to the characteristics of the synthetic scaffold component of our product based on the CBER’s determination of need for such assistance. Because the CBER is the lead, in order for our Biostage Esophageal Implant to be legally marketed in the U.S., the product must have a BLA approved by the FDA.

We discuss both the CBER and the CDRH regulatory paradigms below, as potential future products may implicate elements of each, largely at the CBER’s discretion to involve the CDRH in the review and approval process.

The BLA Approval Process

The basic steps for obtaining FDA approval of a BLA to market a biopharmaceutical, or biologic product in the U.S. include:

●	completion of preclinical laboratory tests, animal studies and formulation studies under the FDA’s GLP regulations;
●	submission to the FDA of an IND application, for human clinical testing, which must become effective before human clinical trials may begin and which must include Institutional Review Board, or IRB, approval at each clinical site before the trials may be initiated;
●	performance of adequate and well-controlled clinical trials in accordance with Good Clinical Practices, or GLP, to establish the safety, purity, and potency of the product for each indication;
●	submission to the FDA of a BLA, which contains detailed information about the chemistry, manufacturing and controls for the product, reports of the outcomes of the clinical trials, and proposed labeling and packaging for the product;
●	the FDA’s acceptance of the BLA for filing;
●	satisfactory review of the contents of the BLA by the FDA, including the satisfactory resolution of any questions raised during the review or by the advisory committee, if applicable;
●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMP regulations, to assure that the facilities, methods and controls are adequate to ensure the product’s identity, strength, quality and purity; and
●	FDA approval of the BLA.

In order to obtain approval to market a biological product in the United States, a marketing application must be submitted to the FDA that provides sufficient data establishing the safety, purity and potency of the proposed biological product for its intended indication. The application includes all relevant data available from pertinent preclinical and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling, among other things. Data can come from company-sponsored clinical trials intended to test the safety and effectiveness of a use of a product, or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety, purity and potency of the biological product to the satisfaction of the FDA.

The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling, and other relevant information are submitted to the FDA as part of a BLA requesting approval to market the product. The submission of a BLA is subject to the payment of user fees; a waiver of such fees may be obtained under certain limited circumstances. The FDA initially reviews all BLAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. The FDA generally completes this preliminary review within 60 calendar days. The FDA may request additional information rather than accept a BLA for filing. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. FDA may refer the BLA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The approval process is lengthy and often difficult, and the FDA may refuse to approve a BLA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data and information. Even if such data and information are submitted, the FDA may ultimately decide that the BLA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. FDA reviews a BLA to determine, among other things whether the product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. Before approving a BLA, the FDA will inspect the facility or facilities where the product is manufactured. The FDA may issue a complete response letter, which may require additional clinical or other data or impose other conditions that must be met in order to secure final approval of the BLA, or an approval letter following satisfactory completion of all aspects of the review process.

BLAs may receive either standard or priority review. Under current FDA review goals, standard review of an original BLA will be 10 months from the date that the BLA is filed. A biologic representing a significant improvement in treatment, prevention or diagnosis of disease may receive a priority review of six months. Priority review does not change the standards for approval, but may expedite the approval process.

If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable, it will either issue “not approvable” letter or an “approvable” letter. A “not approvable” letter means that the FDA refuses to approve the application because the BLA or manufacturing facilities do not satisfy the regulatory criteria for approval. An “approvable” letter means that the FDA considers the BLA and manufacturing facilities to be favorable, but the letter will outline the deficiencies and provide the applicant with an opportunity to submit additional information or data to address the deficiencies. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. If a product receives regulatory approval, the approval may be limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the FDA may require a sponsor to conduct Phase IV testing which involves clinical trials designed to further assess a drug’s safety and effectiveness after BLA approval, and may require testing and surveillance programs to monitor the safety of approved products which have been commercialized. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. Separate approval is required for each proposed indication. If we want to expand the use of an approved product, we will have to design additional clinical trials, submit the trial designs to the FDA for review and complete those trials successfully.

The Food and Drug Administration Safety and Innovation Act, or FDASIA, which was enacted in 2012, made permanent the Pediatric Research Equity Act, or PREA, which requires a sponsor to conduct pediatric studies for most biologics with a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, BLAs and supplements thereto, must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or FDA may request a deferral of pediatric studies for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the biologic is ready for approval for use in adults before pediatric studies are complete or that additional safety or effectiveness data needs to be collected before pediatric studies can begin. After April 2013, the FDA must send a non-compliance letter to any sponsor that fails to submit a required pediatric assessment within specified deadlines or fails to submit a timely request for approval of a pediatric formulation, if required.

Priority or Expedited Review Pathways for BLAs

Companies may seek fast track designation for their products. Fast track products are those that are intended for the treatment of a serious or life-threatening condition and that demonstrate the potential to address unmet medical needs for such a condition. If awarded, the fast track designation applies to the product only for the indication for which the designation was received. Fast track products are eligible for two means of potentially expediting product development and FDA review of BLAs. First, a fast track product may be approved on the basis of either a clinical endpoint or a surrogate endpoint that is reasonably likely to predict clinical benefit. Approvals of this kind may be subject to requirements for appropriate post-approval studies to validate the surrogate endpoint or otherwise confirm the effect on the clinical endpoint, and to certain other conditions. Second, if the FDA determines after review of preliminary clinical data submitted by the sponsor that a fast track product may be effective, it may begin review of portions of a BLA before the sponsor submits the complete BLA, thereby accelerating the date on which review of a portion of the BLA can begin. There can be no assurance that any of our other products will receive designation as fast track products. And even if they are designated as fast track products, we cannot assure you that our products will be reviewed or approved more expeditiously for their fast track indications than would otherwise have been the case or will be approved promptly, or at all. Furthermore, the FDA can revoke fast track status at any time.

In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-approval clinical trials to verify and further define the drug’s clinical benefit and safety profile. There can be no assurance that any of our products will receive accelerated approval. Even if accelerated approval is granted, the FDA may withdraw such approval if the sponsor fails to conduct the required post-approval clinical trials, or if the post-approval clinical trials fail to confirm the early benefits seen during the accelerated approval process.

Fast-Track designation and accelerated approval should be distinguished from priority review although products awarded fast track status may also be eligible for priority review. Products regulated by the CBER may receive priority review if they provide significant improvement in the safety or effectiveness of the treatment, diagnosis, or prevention of a serious or life-threatening disease. Products awarded priority review are given abbreviated review goals by the agency. Under the Prescription Drug User Fee Act of 2007, the agency has agreed to the performance goal of reviewing products awarded priority review within six months, whereas products under standard review receive a ten-month target. The review process, however, is often significantly extended by FDA requests for additional information or clarification regarding information already provided in the submission. Priority review is requested at the time the BLA is submitted, and the FDA makes a decision as part of the agency’s review of the application for filing. We plan to seek priority review for our trachea transplant products but cannot guarantee that the FDA will grant the designation and cannot predict if awarded, what impact, if any, it will have on the review time for approval of our product.

We intend to request Fast Track status, Breakthrough Therapy designation, Regenerative Medicine Advanced Therapy, or RMAT, designation, Accelerated Approval and Priority Review. If we are awarded any of these designations, combined with our Orphan Drug designations, discussed below, we believe that our future clinical trial designs and approval pathway may be streamlined and expedited. Although, if granted, Fast-Track designation, accelerated approval, and priority review may expedite the approval process,  they do not change the standards for approval.

Clinical Trials

BLAs generally require clinical data in order for FDA review and approval. Clinical trials are subject to extensive monitoring, recordkeeping and reporting requirements. Clinical trials must be conducted under the oversight of an IRB for the relevant clinical trial sites and must comply with FDA regulations, including but not limited to those relating to GCP. Adverse events must be reported and investigated timely. To conduct a clinical trial, a company is also required to obtain the patients’ informed consent in form and substance that complies with both FDA requirements and state and federal privacy and human subject protection regulations. The sponsor, the FDA or the IRB could suspend a clinical trial at any time for various reasons, including a belief that the risks to trial subjects outweigh the anticipated benefits. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an IRB at each site at which the trial is conducted must approve the protocol and any amendments. Foreign studies performed under an IND must meet the same requirements that apply to U.S. studies. The FDA will accept a foreign clinical trial not conducted under an IND only if the trial is well-designed, well-conducted, performed by qualified investigators in accordance with international principles for GCP, and conforms to the ethical principles contained in the Declaration of Helsinki, or with the laws and regulations of the country in which the research was conducted, whichever provides greater protection of the human subjects. The FDA, however, has substantial discretion in deciding whether to accept data from foreign non-IND clinical trials.

Clinical trials involving biopharmaceutical products are typically conducted in three sequential phases. The phases may overlap or be combined. A fourth, or post-approval, phase may include additional clinical trials. These phases are described generally below. Briefly, the phases of clinical development generally include the following:

●	Phase I. Phase I clinical trials involve the initial introduction of the medicine into human subjects to determine the adverse effects associated with increasing doses. Such Phase I studies frequently are highly abbreviated or combined with Phase II studies (as outlined below).
●	Phase II. Phase II clinical trials usually involve studies in a limited patient population to evaluate the efficacy of the product for specific, targeted indications to identify possible adverse effects and safety risks.
●	Phase III. If the biologic is found to be potentially effective and to have an acceptable safety profile in Phase II (or sometimes Phase I) trials, the clinical trial program will be expanded to further demonstrate clinical efficacy, optimal dosage and safety within an expanded patient population at geographically dispersed clinical trial sites. As noted, the exact number of subjects needed, the duration of clinical follow-up, and the endpoints by which safety and efficacy are demonstrated are based on the condition being treated.
●	Post-Approval (Phase IV). Post-approval clinical trials are required of or agreed to by a sponsor as a condition of, or subsequent to marketing approval. Further, if the FDA becomes aware of new safety information about an approved product, it is authorized to require post approval trials of the biological product. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and to document a clinical benefit in the case of biologics approved under accelerated approval regulations. If the FDA approves a product while a company has ongoing clinical trials that were not necessary for approval, a company may be able to use the data from these clinical trials to meet all or part of any Phase IV clinical trial requirement. These clinical trials are often referred to as Phase III/IV post approval clinical trials. Failure to promptly conduct Phase IV clinical trials could result in withdrawal of approval for products approved under accelerated approval regulations.

Medical devices, however, typically rely on one or a few pivotal studies rather than Phase I, II, and III clinical trials.

During the development of a new medical product, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND or IDE, at the end of Phase II, and before a BLA or PMA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and FDA to reach agreement on the next phase of development. Sponsors typically use the end of Phase II meeting to discuss their Phase II clinical results and present their plans for the pivotal Phase III clinical trial that they believe will support approval of the new biologic. Similarly, sponsors typically use the end of feasibility studies to do the same for planning for their pivotal trial or trials for a medical device.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of a biologic and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. For biologics, the manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life. Before approving a BLA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in full compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. The PHSA in particular emphasizes the importance of manufacturing control for products like biologics whose attributes cannot be precisely defined.

Based on the FDA’s approval of our clinical trial for any condition that requires removal of part of the esophagus, we believe that we are able to pursue the treatment of multiple diseases, injuries or birth defects with a single clinical trial. As a result, we believe that this clinical trial will advance the Biostage Esophageal Implant for numerous indications including to treat esophageal cancer, Barrett esophagus, fistulas, traumatic injury to the esophagus and birth defects in the esophagus. Compared to developing treatments for a single underlying medical condition, we believe that addressing multiple medical conditions in a single clinical trial has the potential to significantly reduce our costs to expand the market for our products. Based on discussions with the FDA, we also expect clinical trials for our esophageal implant product candidates to be conducted in two sequential phases:

●	An initial trial that combines both phase 1 and phase 2 into a single trial. This trial has already been approved by the FDA.
●	If successful, the initial trial would be followed by a phase 2 Registration, or Pivotal Trial, to test the product candidate’s safety and efficacy in a larger patient population. We believe that the nature of the Biostage Esophageal Implant and the sizes of their targeted patient populations would lead to a small number of patients in this trial, relative to most biotechnology clinical trials.

As with any clinical trial, clinical testing of our Biostage Esophageal Implant may not be completed successfully within any specified time period, if at all. The FDA closely monitors the progress of each phase of clinical trials that are conducted under an IND and may, at its discretion, reevaluate, alter, suspend, or terminate the testing based upon the data accumulated to that point and the FDA’s assessment of the risk/benefit ratio to the patient. The FDA or the sponsor may suspend or terminate clinical trials at any time for various reasons, including a finding that the subjects or patients are being exposed to an unacceptable health risk. The FDA can also request that additional pre-clinical studies or clinical trials be conducted as a condition to product approval.

We will sbmit a BLA once we have sufficient data from the clinical trials to assess the safety and efficacy of the Biostage Esophageal Implant. We estimate that this process may span a period of three to six years, or longer, considering the uncertainty of a successful clinical trial. We anticipate approvals in countries outside of the United States may be shorter, however, we can give no assurance of such approvals.

Post-Approval Requirements

After BLA approval is obtained, companies are required to comply with a number of post-approval requirements relating to manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, distribution and recordkeeping. For example, as a condition of approval of a BLA, the FDA may require post-approval testing and surveillance to monitor the product’s safety or efficacy. In addition, holders of an approved BLA are required to keep extensive records, to report certain adverse reactions and production deviations and problems to the FDA, to provide updated safety and efficacy information and to comply with requirements concerning advertising and promotional labeling for their products. If we fail to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities, or previously unknown problems with any approved commercial products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions or other setbacks. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

Specifically, our products could be subject to voluntary recall if we or the FDA determine, for any reason, that our products pose a risk of injury or are otherwise defective. Moreover, the FDA can order a mandatory recall if there is a reasonable probability that our device would cause serious adverse health consequences or death. In addition, the FDA could suspend the marketing of or withdraw a previously approved product from the market upon receipt of newly discovered information regarding the drug’s safety or effectiveness.

Orphan Drug Designation

In November 2016, we were granted Orphan Drug Designation for the Biostage Esophageal Implant by the FDA to restore the structure and function of the esophagus subsequent to esophageal damage due to cancer, injury or congenital abnormalities. We also were granted Orphan Drug Designation for trachea on September 4, 2014.

The Orphan Drug Act provides incentives to manufacturers to develop and market drugs and biologics for rare diseases and conditions affecting fewer than 200,000 persons in the U.S. at the time of application for orphan drug designation, or more than 200,000 individuals in the U.S. and for which there is no reasonable expectation that the cost of developing and making a drug or biological product available in the U.S. for this type of disease or condition will be recovered from sales of the product. Orphan product designation must be requested before submitting a new drug application, or NDA, or BLA. After the FDA grants orphan product designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. The first developer to receive FDA marketing approval for an orphan biologic is entitled to a seven year exclusive marketing period in the U.S. for that product as well as a waiver of the BLA user fee. The exclusivity prevents FDA approval of another application for the same product for the same indication for a period of seven years, except in limited circumstances where there is a change in formulation in the original product and the second product has been proven to be clinically superior to the first.In addition, Orphan Drug Designation provides a seven-year marketing exclusivity period against competition in the U.S. from the date of a product’s approval for marketing. This exclusivity would be in addition to any exclusivity we may obtain from our patents. Additionally, orphan designation provides certain incentives, including tax credits and a waiver of the Biologics License Application, or BLA, fee. We also plan to apply for Orphan Drug Designation for the Biostage Esophageal Implant in Europe. Orphan Drug Designation in Europe would provide market exclusivity in Europe for a period of ten years from the date of the product’s approval for marketing.

History

We were incorporated under the laws of the State of Delaware on May 3, 2012 as a wholly-owned subsidiary of HBIO, to provide a means for separating its regenerative medicine business from its other businesses. Harvard Bioscience decided to separate its regenerative medicine business into our company, a separate corporate entity, or the Separation, and it spun off its interest in our business to its stockholders in November 2013. Since the Separation we have been a separately-traded public company and HBIO has not been a stockholder of our common stock or controlled our operations.

In connection with the Separation and immediately prior to the Distribution, we entered into a Separation and Distribution Agreement, Intellectual Property Matters Agreement, Product Distribution Agreement, Tax Sharing Agreement, Transition Services Agreement, and Sublicense Agreement with HBIO to effect the Separation and Distribution and provide a framework for our relationship with HBIO after the Separation. These agreements govern the current relationships among us and Harvard Bioscience and provided for the allocation among us and HBIO of HBIO’s assets, liabilities, and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to the Separation.

Legal Proceedings

From time to time, we may be involved in various claims and legal proceedings arising in the ordinary course of our business. Other than as described below, there are no such matters pending that we expect to be material in relation to our business, financial condition, results of operations or cash flow.

As previously disclosed, on April 14, 2017, representatives for the estate of an individual plaintiff filed a wrongful death complaint with the Suffolk Superior Court, in the County of Suffolk, Massachusetts, against us and other defendants, including HBIO, the former parent of the Company that spun off the Company in 2013, as well as another third party. The complaint sought payment for an unspecified amount of damages and alleged that the plaintiff sustained terminal injuries allegedly caused by products provided by certain of the named defendants and utilized in connection with surgeries performed by third parties in Europe in 2012 and 2013. This lawsuit relates to our first-generation trachea scaffold technology for which we discontinued development in 2014, and not to our current Biostage Esophageal Implant.

On April 27, 2022, the Company and HBIO entered into a settlement with the plaintiffs, or the Settlement), which resolves all claims relating to the litigation. The Settlement will result in the dismissal with prejudice of the wrongful death claim, and neither we nor HBIO admit any fault or liability in connection with the claim. The Settlement also resolves any and all claims by and between the parties and our products liability insurance carriers, which will result in the dismissal with prejudice of all claims asserted by or against those carriers, the Company and HBIO. However, based on review of the circumstances surrounding the Settlement, we recorded an accrual for the contingency matter of approximately $3.3 million in general and administrative expenses during the year ended December 31, 2021.

In relation to the litigation, we estimate that we will incur an aggregate of approximately $6.0 million of costs, inclusive of the value of our recently issued preferred stock, as described below. This amount includes the cost of both the accrual for this matter of $3.3 million and approximately $2.7 million of legal and related costs incurred by us which consist of attorneys’ fees and advisor and specialist costs as part of our defense in this matter.

We are required to either pay these costs directly or by indemnifying HBIO for the amount of these costs it incurs. Of such amounts, HBIO paid an aggregate amount in excess of $4.0 million. In June 2022, we issued 4,000 shares of Series E Convertible Preferred Stock to HBIO, each with a stated value of $1,000 per share, to satisfy our indemnification obligations with respect to the $4.0 million of costs incurred and paid by HBIO, in lieu of paying cash. These shares of preferred stock will automatically convert into shares of our common stock in connection with the closing of this offering. The number of shares of common stock into which the Series E Convertible Preferred Stock will be converted will be determined by dividing the stated value of each share, or $1,000, plus all accrued and unpaid dividends by the “Offering Conversion Price” and rounding to the nearest whole share number. Dividends are payable quarterly in additional shares of Series E Convertible Preferred Stock at a rate of 8% per annum, accrued daily and compounded quarterly.  The Offering Conversion Price for each share of Series E Convertible Preferred Stock is the price to the public of shares of our common stock in this offering. In addition, as described above, we will continue to pay, or otherwise indemnify HBIO as to its payment thereof, the remaining legal expenses incurred in connection with the litigation, Settlement and related matters. We currently estimate that the remaining aggregate amount of such costs we are obligated to pay is approximately $1.5 million.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock summarizes the material terms and provisions of the securities that we may offer under this prospectus. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation, or our Charter, and our second amended and restated bylaws, or our Bylaws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. The terms of our common stock and warrants to purchase our common stock may also be affected by Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of June 21, 2022, there were 11,615,642 shares of common stock outstanding and 4,000 shares of preferred stock outstanding as discussed below. The authorized but unissued shares of our common stock are available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders; provided, that, except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Charter that changes the powers, preferences, rights or other terms of one or more series of undesignated preferred stock if the holders of the affected series are entitled to vote, separately or together, with the holders of one or more other such series, on such amendment pursuant to our Charter or Delaware General Corporation Law. Our Charter provides that our Board of Directors shall be divided into three classes, each consisting as nearly as reasonably may be possible of one-third of the total number of directors constituting the entire Board of Directors, with each class’s term expiring on a staggered basis. Newly-created directorships and vacancies on our Board of Directors may only be filled by a majority of the members of the incumbent board then in office, though less than a quorum, and not by our stockholders. Directors may be removed from office only for cause by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares entitled to be cast on the election of directors by the then-outstanding shares of all classes and series of capital stock, voting together as a single class. Holders of common stock have no preemptive, redemption or conversion rights and are not subject to future calls or assessments. No sinking fund provisions apply to our common stock. All outstanding shares are fully-paid and non-assessable. In the event of our liquidation, dissolution or winding up, after the satisfaction in full of the liquidation preferences of holders of any preferred stock, holders of common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. Holders of common stock are entitled to receive proportionately any such dividends declared by our Board of Directors, out of legally available funds for dividends, subject to any preferences that may be applicable to any shares of preferred stock that may be outstanding at that time. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. To the extent our Shareholder Rights Agreement remains in effect at the time we sell any shares of common stock under this prospectus, such shares of common stock would also be accompanied by certain preferred stock purchase rights. See “Description of Capital Stock – Provisions of our Certificate of Incorporation and Bylaws and Delaware Anti-Takeover Law” for additional details regarding our Shareholder Rights Agreement.

Preferred Stock

Our articles of incorporation, as amended, authorizes us to issue up to 2,000,000 shares of undesignated preferred stock, par value $0.01 per share. We may issue preferred stock from time to time in one or more series, without shareholder approval, when authorized by our Board. Our Board had authorized 5,000 shares of Series E Convertible Preferred Stock, of which, 4,000 shares were issued and outstanding as of June 21, 2022, and will be converted into shares of our common stock in connection with the closing of this offering as described below. No other shares of preferred stock are outstanding and the authorized shares for each preferred stock class is as follows:

Authorized
Undesignated Preferred Stock	984,000
Series B Convertible Preferred Stock	1,000,000
Series C Convertible Preferred Stock	4,000
Series D Convertible Preferred Stock	12,000
Series E Convertible Preferred Stock	5,000

The specific terms of any series of preferred stock will be governed by our Charter and by the certificate of designations relating to that series. The Board has the right, without prior approval of the holders of common stock, subject to any rights of currently issued preferred stock, to specify any and all terms of a series of preferred stock, including the rank, dividend and distribution rights, voting rights, liquidation rights and redemption, conversion and preemption rights. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of us, all without further action by our stockholders.

Conversion of Series E Convertible Preferred Stock

Each outstanding share of Series E Convertible Preferred Stock will automatically convert into shares of our Common Stock upon the closing of this offering. In such instance, each share of Series E Preferred will convert into that number of shares of Common Stock determined by dividing (i) the stated value of such share plus all accrued and unpaid dividends theron, by (ii) the price per share of Common Stock purchased in this offering.

Amended and Restated Equity Incentive Plan

Under our Amended and Restated Equity Incentive Plan, we can grant stock options to employees, directors and consultants. The Amended and Restated Equity Incentive Plan also permits us to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards, unrestricted stock awards, performance shares and dividend equivalent rights. Under this plan, 5,098,000 shares of common stock are authorized for issuance and there are 2,636,146 shares available for issuance under the Amended and Restated Equity Incentive Plan as of June 21, 2022.

Employee Stock Purchase Plan

The Company maintains the 2013 Employee Stock Purchase Plan, or the ESPP Plan, whereas participating employees can authorize the Company to withhold a portion of their base pay during consecutive six-month payment periods for the purchase of shares of the Company’s common stock. At the conclusion of the period, participating employees can purchase shares of the Company’s common stock at 85% of the lower of the fair market value of the Company’s common stock at the beginning or end of the period. Shares are issued under the plan for the six-month periods ending June 30 and December 31. Under this plan, 7,500 shares of common stock are authorized for issuance of which 4,534 shares have been issued as of June 21, 2022.

Provisions of our Certificate of Incorporation and Bylaws and Delaware Anti-Takeover Law

Certain provisions of the Delaware General Corporation Law and of our Charter and Bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our Board of Directors. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Provisions of our Certificate of Incorporation and Bylaws

Our Charter, our Bylaws and Delaware law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock. The following are examples of such provisions in our Charter and Bylaws:

●	only our Board of Directors, pursuant to a resolution adopted by a majority of our directors, may call special meetings of our stockholders;
●	stockholders may not act by written consent and stockholder action must take place at the annual or special meeting of our stockholders;
●	stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors to be brought before any meeting of our stockholders must comply with advance notice procedures;
●	our Board of Directors is classified into three classes, each consisting as nearly as reasonably may be possible of one-third of the total number of directors constituting the entire Board of Directors;
●	our Board will fix the exact number of directors to comprise our Board of Directors;
●	subject to any rights that holders of any series of our undesignated preferred stock may have to elect directors and to fill vacancies on our Board of Directors, newly-created directorships and vacancies on our Board of Directors may only be filled by a majority of the members of the incumbent board then in office, even if less than a quorum is present, and not by our stockholders;
●	a director may be removed from office only for cause by the affirmative vote of holders of shares representing at least seventy-five percent (75%) of the votes entitled to be cast on such matter by the then-outstanding shares of all classes and series of our capital stock, voting together as a single class;
●	our Charter and Bylaws do not provide for cumulative voting in the election of directors;
●	our Bylaws may be further amended by either (i) the affirmative vote of at least a majority of our entire Board of Directors or (ii) the affirmative vote of the holders of at least seventy-five percent (75%) of the combined voting power of the outstanding shares of all classes and series of our capital stock entitled to vote on such amendment, voting together as a single class; and
●	our Board of Directors is authorized to issue, without further action by our stockholders, up to 2,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board of Directors.

Additionally, as required by the Delaware General Corporation Law, any amendment of our Charter must first be approved by a majority of our Board of Directors and, as required by our Charter, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon, voting together as a single class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability, the amendment of our Bylaws and Charter, forum and transactions with HBIO must be approved by not less than seventy-five percent (75%) of the outstanding shares entitled to vote on the amendment, and not less than seventy-five percent (75%) of the outstanding shares of each class entitled to vote thereon as a class. Our Bylaws may be amended by either (i) a vote of at least a majority of our entire Board of Directors or (ii) a vote of the holders of at least seventy-five percent (75%) of the combined voting power of the outstanding shares of all classes and series of our capital stock entitled to vote on such amendment, voting together as a single class.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, fifteen percent (15%) or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eight-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
●	at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, 462 South 4th Street, Louisville, KY 40202, and their general telephone number is 800-522-6645.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. The majority of the outstanding shares of common stock will be available for sale at any time after this offering. Therefore, there may be sales of substantial amounts of our common stock in the public market after the completion of this offering, which may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering,           shares of common stock will be outstanding. Of these shares,            shares of our common stock (or             shares if the underwriters exercise in full their option to purchase additional shares) sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Of the shares of common stock that will be outstanding,               shares are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144. As a result of the 180-day lock-up period described below, the shares subject to lock-up arrangements will be available for sale in the public market only after 180 days from the date of this prospectus (generally subject to resale limitations).

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.

Lock-up Agreements

The Company, each of our directors and executive officers, and our 5% and greater stockholders and the holders of our Series E Preferred Stock, have agreed not to or are otherwise restricted in their ability to, subject to certain limited exceptions, offer, pledge, sell, contract to sell, grant any option to purchase, or otherwise dispose of our common stock or any securities convertible into or exchangeable or exercisable for common stock, or to enter into any hedge or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of the shares of our common stock, in the case of the Company, for a period of 90 days after the date of this prospectus, and in the case of our and our 5% and greater stockholders, directors, executive officers and the holders of our Series E Preferred Stock for a period of 180 days after the date of this prospectus, without the prior written consent of Newbridge Securities Corporation, as underwriter. See “Underwriting-Lock-up Agreements.” The underwriters do not have any present intention or arrangement to release any shares of our common stock subject to lock-up arrangements prior to the expiration of the 90- or 180-day lock-up period.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO

NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non- U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;
●	persons subject to the alternative minimum tax;
●	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	banks, insurance companies and other financial institutions;
●	brokers, dealers or traders in securities;
●	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
●	tax-exempt organizations or governmental organizations;
●	persons deemed to sell our common stock under the constructive sale provisions of the Code;
●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
●	tax-qualified retirement plans;
●	“qualified foreign pension funds” and entities all of the interests of which are held by qualified foreign pension funds; and
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;
●	a corporation or entity treated as a corporation that is created or organized under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. However, if we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”

Subject to the discussions below on effectively connected income, backup withholding and the Foreign Account Tax Compliance Act, or FATCA, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also generally will be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);
●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
●	our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also generally will be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

Gain described in the third bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S.

federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. If we are a USRPHC and either our common stock is not regularly traded on an established securities market or a Non-U.S. Holder holds more than 5% of our common stock, actually or constructively, during the applicable testing period, such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the holder either certifies its non-U.S. status by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS also may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertakes to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies currently to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2021, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Newbridge Securities Corporation is acting as sole underwriter of this offering. We have entered into an underwriting agreement with Newbridge Securities Corporation, dated , 2022, with respect to the shares of our common stock subject to this offering. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has, severally and not jointly, agreed to purchase from us on a firm commitment basis, the number of shares of our common stock set forth opposite its name in the table below:

Underwriters	Number of Shares
Newbridge Securities Corporation
Total

The underwriting agreement provides that the obligation of the underwriter to purchase all of the shares being offered to the public is subject to approval of legal matters by counsel and the satisfaction of other conditions. These conditions include, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus. The underwriter is obligated to purchase all of our shares of common stock in this offering, other than those covered by the option described below, if it purchases any of our shares of common stock.

The underwriter has advised us that it proposes to offer the common stock directly to the public at the public offering prices listed on the cover page of this prospectus. In addition, the underwriter may offer some of the shares to other securities dealers at such price less a concession of $        per share. The underwriter may allow, and certain dealers may re-allow, a discount from the concession not in excess of $             per share to certain brokers and dealers. After the initial offering of the common shares, the public offering price or any other term of the offering by the underwriters may be changed by the underwriters.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or other indemnified parties may be required to make in respect of any such liabilities.

Option

We have granted the underwriters an option, exercisable from time to time for up to 30 days after the date of this prospectus, to purchase an additional fifteen percent (15%) of shares of common stock from us. If the underwriter exercises all or part of this option, it will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discounts and commissions.

Commissions and Expenses

The following table provides information regarding the amount of the underwriting discounts and commissions to be paid to the underwriter by us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares of Common Stock.

	Per Share	Total Without Option	With Option
Underwriting discounts and commissions paid by us(1)	$	$	$
Proceeds, before expenses, to us	$	$	$
(1)	The underwriting discount is 7.0% of the gross proceeds received from the sale of shares to all purchasers in the offering, except with respect to certain, previously agreed-upon purchasers, for which the underwriting discount is 3.5%.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $                 , which includes the Company’s legal, accounting and printing costs and various other fees associated with registration of the offering of our common stock. We have also agreed to reimburse the underwriter for its reasonable out-of-pocket expenses actually incurred in the offering, including fees and disbursements of legal counsel to the underwriter of $110,000.

Underwriter’s Warrants

Upon the closing of this offering, we have agreed to issue to the underwriter warrants, or the underwriter’s warrants, to purchase a number of shares of common stock equal to 6% of the total shares sold in this public offering, excluding shares sold to certain investors. The underwriter’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share of common stock sold in this offering. The underwriter’s warrants are exercisable at any time and from time to time, in whole or in part, during the three-and-½-year period commencing six months after the effective date of the registration statement related to this offering.

The underwriter’s warrants and the shares of common stock underlying the underwriter’s warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriter, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the underwriter’s warrants or the securities underlying the underwriter’s warrants, nor will the underwriter engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the underwriter’s warrants or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the underwriter’s warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in this offering and their bona fide officers or partners. The underwriter’s warrants will provide for adjustment in the number and price of the underwriter’s warrants and the shares of common stock underlying such underwriter’s warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Lock-Up Agreements

Each of our officers, directors and beneficial owners of over 5% of our common stock have agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option, right or warrant to purchase, lend or otherwise transfer or dispose, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, for a period of six (6) months from the date of this prospectus, without the prior written consent of Newbridge Securities Corporation. We and any of our successors have agreed that for a period of three (3) months we will not offer, pledge, sell, contract to sell, sell any option, right or warrant to purchase, lend or otherwise transfer or dispose, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock or file or cause to be filed any registration statement with the Securities and Exchange Commission relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock, other than Registration Statements on Form S-8, and subject to certain other exceptions.

The underwriter may, in its sole discretion and at any time or from time to time, release all or any portion of the common stock or other securities subject to the lock-up agreement. Any determination to release any common stock would be based upon a number of factors at the time of determination, which may include the market price of the common stock, the liquidity of the trading market of the common stock, general market conditions, the number of shares of common stock or other securities proposed to be sold or otherwise transferred and the timing, purposes and terms of the proposed sale or other transfer. The underwriter does not have any present intention, agreement or understanding, implicit or explicit, to release any of the shares of common stock or other securities subject to the lock-up agreements prior to the expiration of the lock-up period described above.

Stabilization

Until the distribution of shares of common stock is complete, SEC rules may limit the ability of the underwriter to bid for and purchase shares of our common stock. As an exception to these rules, underwriters are permitted to engage in certain transactions which stabilize the price of the shares of common stock, which may include short sales, covering transactions and stabilizing transactions. Short sales involve sales of shares of common stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a short position. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of common stock from us in the offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriter will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the share price at which they may purchase through its option to purchase additional shares. “Naked” short sales are any sales in excess of such option. The underwriter must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriter are concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the shares of common stock made by the underwriter in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriter a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on our shares of common stock. Any of these activities may have the effect of preventing or retarding a decline in the market price of our shares of common stock. They may also cause the price of the shares of common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. If the underwriter commences any of these transactions, it may discontinue them at any time without notice.

We expect that delivery of the shares will be made to investors on or about                 , 2022 (such settlement being referred to as “T+2”).

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their clients and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Prospectus

This prospectus may be made available in electronic format on Internet sites or through other online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this prospectus in electronic format, any information on the underwriter’s or its affiliates’ websites and any information contained in any other website maintained by the underwriter or any affiliate of the underwriter is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Additional Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us for which they will be entitled to receive customary fees and expenses.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Burns & Levinson LLP, Boston, Massachusetts. McGuireWoods LLP, New York, New York, is counsel to the underwriter in connection with this offering.

EXPERTS

The consolidated financial statements of Biostage, Inc. as of December 31, 2021 and for the year then ended incorporated in this Prospectus by reference from the Biostage, Inc. Annual Report on Form 10-K for the year ended December 31, 2021 have been audited by Wei, Wei & Co., LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Biostage, Inc. as of December 31, 2020 and for the year then ended incorporated in this Prospectus by reference from the Biostage, Inc. Annual Report on Form 10-K for the year ended December 31, 2021 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the information and periodic requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov. We also maintain a website at www.Biostage.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained on or accessible through our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with them under File No. 001-35853, which means that we can disclose important information to you by referring you to those publicly available documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, prior to the termination of the offering:

●	Our Annual Report on Form 10-K for the year ended December 31, 2021;
●	Our Quarterly Report on Form 10-Q for the three-months ended March 31, 2022;
●	Our Current Reports on Form 8-K filed with the SEC on January 27, 2022, February 3, 2022, April 28, 2022, May 13, 2022 and June 13, 2022;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 2, 2022; and
●	The description of our common stock contained in our registration statement on Form 10-12B filed with the SEC on July 31, 2013 and amended on September 20, 2013 and October 11, 2013.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

Biostage, Inc.

84 October Hill Road, Suite 11

Holliston, Massachusetts 01746-1371

Telephone: (774) 233-7300

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

We also incorporate by reference any future filings, other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items, made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in each case, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules, until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed.

Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and later information filed with the SEC may update and supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

Common stock

Preliminary prospectus

          , 2022

Through and including             , 2022 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the listing fee for the Nasdaq Capital Market.

SEC registration fee		$1,146
FINRA filing fee		*
Nasdaq listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent fees and expenses		*
Printing and related expenses		*
Accounting fee		*

Miscellaneous expenses		*
Total	$	*

* to be completed by amendment.

ITEM 14.Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Amended and Restated Certificate of Incorporation, as amended, or our Charter, and Second Amended and Restated Bylaws, or our Bylaws, that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

● any breach of the director’s duty of loyalty to us or our stockholders;

● any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

● any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

● any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Charter also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Charter and Bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal proceeding, had no reason to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Our Charter, filed as an exhibit to our Registration Statement on Form 10-12B filed with the SEC on July 31, 2013, and our Bylaws, filed as an exhibit to our Current Report on Form 8-K filed with the SEC on March 31, 2016, provide for the indemnification provisions described above and elsewhere herein. In addition, we have entered into separate indemnification agreements, a form of which is attached as Exhibit 10.7 to our Registration Statement on Form 10-12B, filed with the Securities and Exchange Commission on July 31, 2013, with certain of our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations. These indemnification agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified.

In addition, we have obtained policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

ITEM 15.Recent Sales of Unregistered Securities.

Set forth below is information regarding unregistered securities sold by us within the past three years. All such shares of common stock, warrants (including the shares issuable upon exercise of the warrants described above), and equity grants described below (to the extent deemed sales) were and will be sold and issued without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to an accredited investor, and in reliance on similar exemptions under applicable state laws.19

● On June 12, 2019, we sold 345,174 shares of common stock and warrants to purchase 345,174 shares of common stock for the aggregate purchase price of approximately $1,277,000 and a purchase price per unit of $3.70. Each unit consisted of one share of common stock and a warrant to purchase one share of common stock. The warrants have an exercise price of $3.70 per share, subject to adjustments as provided under the terms thereof, and was immediately exercisable. The warrants are exercisable until the earlier to occur of (i) the date that is seven (7) weeks after the filing date of our first Investigational New Drug application with the US Food and Drug Administration, and (ii) five years (5) from the warrant issuance date.

● In June 2019, we also issued (i) the annual compensatory option grants to the members of our scientific advisory board, in the aggregate amount of 41,456 options to acquire shares of common stock (being 10,364 options to each of the four scientific advisory board members), as required by the consulting agreements with such individuals which require annual grants consistent with the annual grants to the directors of the Company, and (ii) an aggregate of 13,952 compensatory stock options, and an aggregate amount of 50,466 compensatory options to acquire shares of common stock, to the non-employee directors of the Company which such non-employees elected to receive in lieu of the annual cash compensation they were entitled to with respect to fiscal 2018 and fiscal 2019, respectively. The inclusion of this disclosure of the issuances to these consultants and directors shall not in any manner cause these issuances to be deemed sales.

● In August 2019, September 2019, December 2019, January 2020, March 2020 and September 2020, investors holding warrants issued by us in December 2017 exercised the same. In connection with such exercises, we issued an aggregate of 1,333,000 shares of our common stock to the investors. Such warrants were exercised in exchange for the payment to us of cash exercise prices of $2,666,000 in the aggregate.

● In November 2019, we sold a total of 75,000 shares of our common stock to Connecticut Children’s Medical Center in connection with the exercise of a total of 75,000 warrants, which were previously issued on January 3, 2018, at a purchase price of $2.00 per share. Such warrants were exercised in exchange for the payment to us of cash exercise price of $150,000 in the aggregate.

● On December 31, 2019, we sold 143,230 shares of common stock and warrants to purchase 143,230 shares of common stock for the aggregate purchase price of approximately $530,000 and a purchase price per unit of $3.70. Each unit consisted of one share of common stock and a warrant to purchase one share of common stock. The warrants had an exercise price of $3.70 per share, subject to adjustments as provided under the terms thereof, and were immediately exercisable. The warrants were exercisable until April 30, 2020, which such date was subsequently extended to September 30, 2020 for the portion of such warrants that were not exercised on or prior to April 30, 2020.

● During January 2020 and March 2020 we sold an aggregate of 151,027 shares of common stock and warrants to purchase 151,027 shares of common stock for a purchase price per unit of $3.70, resulting in proceeds to us of approximately $559,000. Each unit consisted of one share of common stock and a warrant to purchase one share of common stock. The warrants had an exercise price of $3.70 per share, subject to adjustments as provided under the terms thereof, and were immediately exercisable. The warrants were exercisable until April 30, 2020, which such date was subsequently extended to September 30, 2020 for the portion of such warrants that were not exercised on or prior to April 30, 2020;

● In April 2020, investors holding certain warrants issued by us in December 2019, January 2020 and March 2020 exercised the same. In connection with such exercises, we issued an aggregate of 141,553 shares of our common stock to the investors. Such warrants were exercised in exchange for the payment to us of cash exercise prices of $435,098 in the aggregate.

● In June 2020, we also issued (i)  annual compensatory option grants to the members of our scientific advisory board of  options to acquire an aggregate amount of 47,752 shares of common stock (comprising options to each of the four scientific advisory board members to acquire 11,938 shares), as required by the consulting agreements with such individuals which require annual grants consistent with the annual grants to the directors of the Company, and (ii)  compensatory options to acquire an aggregate amount of 47,895  shares of common stock, to the non-employee directors of the Company which such non-employees elected to receive in lieu of the annual cash compensation they were entitled to with respect to fiscal 2020, respectively. The inclusion of this disclosure of the issuances to these consultants and directors shall not in any manner cause these issuances to be deemed sales.

•

In July 2020, investors holding certain warrants issued by us in December 2019, January 2020 and March 2020 exercised the same. In connection with such exercises, we issued an aggregate of 58,972 shares of our common stock to the investors. Such warrants were exercised in exchange for the payment to us of cash exercise prices of approximately $218,000 in the aggregate.

● During August 2020, we sold an aggregate of 125,000 shares of our common stock at a purchase price of $4.00 per share resulting in an aggregate purchase price of approximately $500,000.

● In September 2020, investors holding certain warrants issued by us in December 2019, January 2020 and March 2020 exercised the same. In connection with such exercises, we issued an aggregate of 316,352 shares of our common stock to the investors. Such warrants were exercised in exchange for the payment to us of cash exercise prices of approximately $1,170,500 in the aggregate.

● In June 2021 and September 2021, we sold 1,300,000 shares of common stock and warrants to purchase 650,000 shares of common stock for the aggregate purchase price of approximately $2,600,000 and a purchase price per unit of $2.00. Each unit consisted of one share of common stock and a warrant to purchase one half of one share of common stock. The warrants have an exercise price of $2.00 per share, subject to adjustments as provided under the terms thereof, and were immediately exercisable. The warrants are exercisable until five years (5) from the warrant issuance date.

● In July 2021, we also issued (i)  annual compensatory option grants to the members of our scientific advisory board of options to acquire an aggregate amount of 90,000  shares of common stock (comprising options to each of the four scientific advisory board members to acquire 22,500 shares), as required by the consulting agreements with such individuals which require annual grants consistent with the annual grants to the directors of the Company, and (ii)  compensatory options to acquire an aggregate amount of 80,867 of shares of common stock, to the non-employee directors of the Company which such non-employees elected to receive in lieu of the annual cash compensation they were entitled to with respect to fiscal 2021, respectively. The inclusion of this disclosure of the issuances to these consultants and directors shall not in any manner cause these issuances to be deemed sales.

● In November 2021, we sold 72,464 shares of common stock and a warrant to purchase 36,232 shares of common stock for the aggregate purchase price of approximately $250,000 and a purchase price per unit of $3.45. Each unit consisted of one share of common stock and a warrant to purchase one half of one share of common stock. The warrant has an exercise price of $3.45 per share, subject to adjustments as provided under the terms thereof, and was immediately exercisable. The warrant is exercisable until five years (5) from the warrant issuance date.

● In November 2021, in connection with the appointment of our Interim Chief Executive Officer, we granted a nonqualified stock option to purchase 374,094 shares of our common stock. Subject to continued employment or service on our Board of Directors through the applicable vesting dates, of such amount, (i) 106,884 shares will vest monthly in twelve equal monthly installments on each monthly anniversary of November 26, 2021, and (ii) up to 267,210 which shall vest in three increments, two for 80,163 shares each and the third for 106,884 shares, each such vesting subject to certain performance milestones set by the Board of Directors. The inclusion of this disclosure of the issuance shall not in any manner cause this issuance to be deemed a sale.

● In May 2022, we sold 854,771 shares of common stock and warrants to purchase 427,390 shares of common stock for the aggregate purchase price of approximately $5.1 million and a purchase price per unit of $5.92. Each unit consisted of one share of common stock and a warrant to purchase one half of one share of common stock, subject to adjustment as provided in the warrants. The warrants have an exercise price of $8.88 per share, subject to adjustments as provided under the terms thereof, and were immediately exercisable. The warrants are exercisable until five years (5) from the warrant issuance date. The Warrants have certain adjustment provisions, including adjustments at the election of the holder that are triggered in the event that we closes a registered public offering within six months following the date of the warrants. If such public offering includes warrants, then the holder of the warrants can elect to adjust the exercise price of the warrant to match the exercise price of the warrant issued in the public offering, and the shares subject to the warrant in relation to the warrant coverage in the public offering. If such public offering does not include warrants but is closed with a price per share lower than the price per share in the private placement, then the holder of the warrant can elect to adjust the shares subject to the warrant pursuant to a formula utilizing the difference between the price per share in the private placement and the price in the public offering, as well as the Black-Scholes value of a certain warrant at such time. In May 2022, we also issued options to acquire 38,564 shares of common stock to satisfy sales commissions in the approximate amount of $155,660 incurred in relation to this private placement.

● In June 2022, the Company issued 4,000 shares of Series E Convertible Preferred Stock at a price of $1,000 per share to satisfy certain indemnification obligations in the amount of $4.0 million, in lieu of paying cash, which such preferred will be converted into shares of our common stock in connection with the closing of the offering described in the prospectus which is included in this Registration Statement.

ITEM 16.Exhibits and Financial Statement Schedules

(a)Exhibits. We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement, which Exhibit Index is incorporated be reference herein.

(b)Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

(c)Calculation of Filing Fee Tables. Exhibit 107 filed herewith is incorporated by reference herein.

ITEM 17.Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” or “Calculation of Filing Fee Fee” table or exhibit in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (l)(i), (l)(ii) and (l)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement on Form S-1. Where such filing is made by incorporation by reference to a previously filed document, such document is identified.

Exhibit Number	Description of Exhibit
1.1†	Form of Underwriting Agreement
2.1§

Separation and Distribution Agreement between Biostage, Inc. and Harvard Bioscience, Inc. dated as of October 31, 2013 (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on November 6, 2013, and incorporated by reference thereto).

3.1

Amended and Restated Certificate of Incorporation of Biostage, Inc. (previously filed as an exhibit to the Company’s Registration Statement on Form 10-12B, filed July 31, 2013, and incorporated by reference thereto).

3.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation of Biostage, Inc. dated March 30, 2016 (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on March 31, 2016, and incorporated by reference thereto).

3.3

Certificate of Amendment to Amended and Restated Certificate of Incorporation of Biostage, Inc. dated May 26, 2016 (previously filed as an exhibit to the Company’s Annual Report on Form 10-K, filed on March 17, 2017, and incorporated by reference thereto).

3.4

Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Biostage, Inc. classifying and designating the Series A Junior Participating Cumulative Preferred Stock (previously filed as an exhibit to the Company’s Registration Statement on Form 8-A, filed October 31, 2013, and incorporated by reference thereto).

3.5

Certificate of Designation of Series B Convertible Preferred Stock of Biostage, Inc. classifying and designating the Series B Convertible Preferred Stock (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on February 12, 2015, and incorporated by reference thereto).

3.6

Certificate of Amendment to Amended and Restated Certificate of Incorporation of Biostage, Inc. dated April 26, 2017 (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on April 27, 2017, and incorporated by reference thereto).

3.7

Certificate of Designations, Preferences, Rights and Limitations of Series C Convertible Preferred Stock of Biostage, Inc. classifying and designating the Series C Convertible Preferred Stock (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on August 17, 2017, and incorporated by reference thereto).

3.8

Certificate of Elimination of Series A Junior Participating Cumulative Preferred Stock (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on August 17, 2017, and incorporated by reference thereto).

3.9

Certificate of Amendment to Amended and Restated Certificate of Incorporation of Biostage, Inc. dated December 22, 2017 (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on December 22, 2017, and incorporated by reference thereto).

3.10

Certificate of Designations, Preferences, Rights and Limitations of Series D Convertible Preferred Stock of Biostage, Inc. classifying and designating the Series D Convertible Preferred Stock (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on January 3, 2018, and incorporated by reference thereto).

3.11

Certificate of Amendment to Amended and Restated Certificate of Incorporation of Biostage, Inc. dated May 24, 2019 (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on May 28, 2019, and incorporated by reference thereto).

3.12	Amended and Restated By-laws of the Biostage, Inc. (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on March 31, 2016, and incorporated by reference thereto).
3.13

Certificate of Designations, Preferences, Rights and Limitations of Series E Convertible Preferred Stock of Biostage, Inc. classifying and designating the Series E Convertible Preferred Stock (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on June 13, 2022, and incorporated by reference thereto).

4.1

Specimen Stock Certificate evidencing shares of common stock (previously filed as an exhibit to the Company’s Registration Statement on Form 10-12B, filed July 31, 2013, and incorporated by reference thereto).

4.2	Specimen Series B Convertible Preferred Stock Certificate (previously filed as an exhibit to the Company’s Annual Report on Form 10-K, filed on March 27, 2015, and incorporated by reference thereto).
4.3	Form of Common Stock Purchase Warrant (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on January 3, 2018, and incorporated by reference thereto).
4.4	Form of Amendment to Common Stock Purchase Warrant (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on December 18, 2019, and incorporated by reference thereto).
4.5	Form of Common Stock Purchase Warrant (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on January 2, 2020, and incorporated by reference thereto).
4.6	Form of Common Stock Purchase Warrant (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on June 22, 2021, and incorporated by reference thereto).
4.7	Form of Common Stock Purchase Warrant (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on September 8, 2021, and incorporated by reference thereto).

4.8	Form of Common Stock Purchase Warrant (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on November 30, 2021, and incorporated by reference thereto).
4.9	Description of Securities (previously filed as an exhibit to the Company’s Annual Report on Form 10 K, filed on March 27, 2020, and incorporated by reference thereto).
4.10	Form of Common Stock Purchase Warrant (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on May 13, 2022, and incorporated by reference thereto).
4.11†	Form of underwriter’s warrant.
5.1†	Opinion of Burns & Levinson LLP
10.1

Intellectual Property Matters Agreement between Biostage, Inc. and Harvard Bioscience, Inc. dated as of October 31, 2013 (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on November 6, 2013, and incorporated by reference thereto).

10.2

Product Distribution Agreement between Biostage, Inc. and Harvard Bioscience, Inc. dated as of October 31, 2013 (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on November 6, 2013, and incorporated by reference thereto).

10.3

Tax Sharing Agreement between Biostage, Inc. and Harvard Bioscience, Inc. dated as of October 31, 2013 (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on November 6, 2013, and incorporated by reference thereto).

10.4

Sublease by and between Biostage, Inc. and Harvard Bioscience, Inc. dated as of October 31, 2013 (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on November 6, 2013, and incorporated by reference thereto).

10.5

Form of Indemnification Agreement for Officers and Directors (previously filed as an exhibit to the Company’s Registration Statement on Form 10-12B, filed July 31, 2013, and incorporated by reference thereto).

10.6#	Amended and Restated Equity Incentive Plan (previously filed as an exhibit to the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 28, 2020, and incorporated by reference thereto).
10.7	Employee Stock Purchase Plan (previously filed as an exhibit to the Company’s Registration Statement on Form 10-12B, filed July 31, 2013, and incorporated by reference thereto).
10.8#	Form of Incentive Stock Option Agreement (previously filed as an exhibit to the Company’s Registration Statement on Form 10-12B, filed July 31, 2013, and incorporated by reference thereto).
10.9#

Form of Non-Qualified Stock Option Agreement for executive officers (previously filed as an exhibit to the Company’s Registration Statement on Form 10-12B, filed July 31, 2013, and incorporated by reference thereto).

10.10#

Form of Non-Qualified Stock Option Agreement for directors (previously filed as an exhibit to the Company’s Registration Statement on Form 10-12B, filed July 31, 2013, and incorporated by reference thereto).

10.11#	Form of Deferred Stock Award Agreement (previously filed as an exhibit to the Company’s Registration Statement on Form 10-12B, filed July 31, 2013, and incorporated by reference thereto).
10.12

Sublicense Agreement dated as of December 7, 2012 between Biostage, Inc. and Harvard Bioscience, Inc., and related Trademark License Agreement, dated December 19, 2002, by and between Harvard Bioscience, Inc. and President and Fellows of Harvard College (previously filed as an exhibit to the Company’s Amendment No. 2 to Form S-1 Registration Statement, filed on February 15, 2013, and incorporated by reference thereto).

10.13

Patent Rights Assignment dated December 21, 2012 between Biostage, Inc. and Dr. Paolo Macchiarini (previously filed as an exhibit to the Company’s Registration Statement on Form 10-12B, filed July 31, 2013, and incorporated by reference thereto).

10.14

Novel Surgery Agreement dated as of May 21, 2012 between Biostage, Inc. and State Budget Institution of Public Health Department Regional Clinical Hospital #1 and Vladimir Alekseevich Porhanov (previously filed as an exhibit to the Company’s Registration Statement on Form 10-12B, filed July 31, 2013, and incorporated by reference thereto).

10.15

Novel Surgery Agreement dated as of May 24, 2012 between Biostage, Inc. and OSF Healthcare System, owner and operator of Saint Francis Medical Center and Children’s Hospital of Illinois, and Mark Holterman, M.D. (previously filed as an exhibit to the Company’s Registration Statement on Form 10-12B, filed July 31, 2013, and incorporated by reference thereto).

10.16

Amendment to Novel Surgery Agreement dated as of April 5, 2013 between Biostage, Inc. and OSF Healthcare System, owner and operator of Saint Francis Medical Center and Children’s Hospital of Illinois, and Mark Holterman, M.D. (previously filed as an exhibit to the Company’s Registration Statement on Form 10-12B, filed July 31, 2013, and incorporated by reference thereto).

10.17

Amendment to Novel Surgery Agreement dated as of June 26, 2013 between Biostage, Inc. and State Budget Institution of Public Health Department Regional Clinical Hospital #1 and Igor S. Polyakov (previously filed as an exhibit to the Company’s Registration Statement on Form 10-12B, filed July 31, 2013, and incorporated by reference thereto).

10.18#

Offer Letter, dated June 4, 2018, between Biostage, Inc. and William Fodor, PhD (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on July 10, 2018, and incorporated by reference thereto).

10.19#

Separation and Release Agreement, dated June 14, 2019, between Biostage, Inc. and Thomas McNaughton (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on June 17, 2019, and incorporated by reference thereto).

10.20#

Separation and Release Agreement, dated January 31, 2020, between Biostage, Inc. and James McGorry (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on February 7, 2020, and incorporated by reference thereto).

10.21#

Employment Agreement, dated November 26, 2021, between Biostage, Inc. and David Green (previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed on November 30, 2021 and incorporated by reference thereto).

21.1	Subsidiaries of Biostage, Inc. (previously filed as an exhibit to the Company’s Annual Report on Form 10-K, filed on March 31, 2022 and incorporated by reference thereto)
23.1*	Consent of Wei, Wei & Co. LLP.
23.2*	Consent of RSM US LLP.
23.3†	Consent of Burns & Levinson LLP (included in Exhibit 5.1).
24.1*	Power of attorney (included on signature page to this Registration Statement on Form S-1).
107*	Calculation of Filing Fee Table

†	To be filed by amendment.
*	Filed herewith.
#	Management contract or compensatory plan or arrangement.
§

The schedules and exhibits to the Separation and Distribution Agreement have been omitted. A copy of any omitted schedule or exhibit will be furnished to the SEC supplementally upon request. The Company will furnish to stockholders a copy of any exhibit without charge upon written request.

†

Confidential portions of this exhibit have been redacted and filed separately with the SEC pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Holliston, Commonwealth of Massachusetts, on the 21st day of June, 2022.

BIOSTAGE, INC.

By:	/s/ David Green
David Green,
Interim Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Green and Peter A. Pellegrino Jr., acting separately, as his/her true and lawful attorney-in-fact and agent with full power of substitution, for him/her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Green	Interim Chief Executive Officer, Chairman and Director	June 21, 2022
David Green	(principal executive officer)

/s/ Peter A. Pellegrino Jr	Interim Vice President of Finance	June 21, 2022
Peter A. Pellegrino Jr	(principal financial and accounting officer)

/s/ Jason Jing Chen	Vice Chairman, Director	June 21, 2022
Jason Jing Chen

/s/ Jerry He	Director	June 21, 2022
Jerry He

/s/ Ting Li	Director	June 21, 2022
Ting Li

/s/ Herman Sanchez	Director	June 21, 2022
Herman Sanchez

/s/ James Shmerling	Director	June 21, 2022
James Shmerling